Exhibit 10.18
NATURAL GAS PIPELINE
TRANSPORTATION AGREEMENT
BETWEEN
BAMAGAS COMPANY
AND
CALPINE ENERGY SERVICES, L.P.

EXHIBIT 1
MILESTONE SCHEDULE
EXHIBIT 2
GAS SPECIFICATIONS
EXHIBIT 3
POINTS OF DELIVERY/RECEIPT
EXHIBIT 4
PIPELINE TERMINNATION VALUE
EXHIBIT 5
MIDCOAST GUARANTEE
EXHIBIT 6
CES GUARANTY
EXHIBIT 7
PROPERTY RIGHTS ASSIGNABLE TO BAMAGAS
EXHIBIT 8
OPERATIONAL BALANCING AGREEMENT
EXHIBIT 9
USE RESTRICTIONS
EXHIBIT 10
HYDRAULIC MODEL
EXHIBIT 11
TRANSPORTATION RIGHTS

NATURAL GAS PIPELINE TRANSPORTATION AGREEMENT
(MORGAN ENERGY CENTER)
     This Natural Gas Pipeline Transportation Agreement for the Morgan Energy Center (this “Agreement”) entered into effective as of the 28th day of June, 2000 (“Effective Date”) by and between BAMAGAS Company, a Delaware corporation (together with its successors and permitted assigns, “BAMAGAS”), and Calpine Energy Services, L.P. (“CES”), a Delaware limited partnership (together with its successors and permitted assigns, “CES”). BAMAGAS, CES may also be referred to herein individually as “Party” or jointly as “Parties.”
Recitals
     WHEREAS, Morgan Energy Center, LLC (together with its successors and permitted assigns, “MEC”) is constructing a power generation facility in Morgan County, Alabama (“Morgan Energy Center”, as more fully described below) and an affiliate of it, Decatur Energy Center, LLC, a Delaware limited liability company (together with its successors and permitted assigns, “DEC”), is constructing another power generation facility in Morgan County, Alabama (“Decatur Energy Center”); and
     WHEREAS, MEC and CES have agreed that CES will provide fuel management services for natural gas to be used at the Morgan Energy Center; and
     WHEREAS, contemporaneously with the execution of this Agreement by the Parties, BAMAGAS is entering into a Natural Gas Pipeline Construction and Transportation Agreement with CES to construct, own, operate and maintain a new intrastate pipeline and related facilities (whether existing or new) to be located wholly within the State of Alabama (the “Pipeline”, as more fully described below) to receive and transport on a firm basis natural gas; and
     WHEREAS, upon BAMAGAS construction of the Pipeline, BAMAGAS is willing to receive and transport on a firm basis natural gas for the Morgan Energy Center, and to make available Equivalent Quantities of natural gas at the Point(s) of Delivery and CES desires for BAMAGAS to do so;
     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     Except where the context expressly states another meaning the following terms when used in this Agreement and in the Exhibits to this Agreement shall be construed to have the following meanings:
     “AAA” shall have the meaning set forth in Section 16.3.
     “Affiliate” shall mean any Person that directly or indirectly Controls or is Controlled by or is under common Control with, the Person in question. “Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government authority or agency or political subdivision thereof. “Control” means the possession, directly or indirectly, through one or more intermediaries, of either of the following: (a) (i) in the case of a corporation, 50% or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50% or more of the distributions therefrom (including liquidating distributions); (iii) in the case of a trust or estate, 50% or more of the beneficial interest therein; or (iv) in the case of any other entity, 50% or more of the economic or beneficial interest therein; or (b) in the case of any entity, the power or authority, through the ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of the entity.

     “Affiliated Transportation Parties” shall have the meaning set forth in Exhibit 11.
     “Agreement” shall have the meaning set forth in the opening paragraph.
     “Applicable Law” shall mean any federal, state, local or other constitution, charter, act, statute, law, ordinance, code, rule, regulation or order or other legislative or administrative action of the United States of America or the State of Alabama, or any agency, department, authority, political subdivision or other instrumentality or either of them, or a final decree, judgment or order of a court applicable to the Pipeline, the Lateral(s), the Morgan Energy Center, the Parties or this Agreement.
     “BAMAGAS” shall have the meaning set forth in the opening paragraph hereof.
     “BAMAGAS Activities” shall have the meaning set forth in Section 9.4(a).
     “BAMAGAS Group” shall have the meaning set forth in Section 10.3(b).
     “BAMAGAS Lateral(s)” shall mean the non FERC jurisdictional pipeline(s) to be constructed by BAMAGAS for the purpose of transporting Natural Gas from the pipeline facilities of Midcoast Interstate Transmission, Inc. to the Primary Point(s) of Delivery and the points of delivery specified under the Natural Gas Construction and Transportation Agreement for Decatur Energy Center, which pipeline(s) shall be used for the testing of the Morgan Energy Center and for Gas transportation service during time periods that the Pipeline is unavailable to transport the Firm Transportation Quantity as provided for herein.
     “Beneficial Rate(s)” shall have the meaning set forth in Section 6.4.
     “British Thermal Unit” or “Btu” shall mean the amount of heat required to raise the temperature of one (1) pound of water from fifty-nine (59) degrees Fahrenheit to sixty (60) degrees Fahrenheit at a constant pressure of 14.73 psia.
     “Business Day” shall mean any Day that is not a Saturday, Sunday or day on which banks are permitted or required to be closed in Houston, Texas.
     “Calpine” shall mean Calpine Corporation, a Delaware corporation, together with its successors and assigns.
     “Calpine Corporation Guaranty” shall mean the guaranty furnished by Calpine pursuant to Section 18.1.
     “Competing Use” shall have the meaning set forth in Section 6.4.
     “CCT” or “Central Clock Time” shall mean Central Standard Time except when Daylight Savings Time is in effect, when it shall mean one hour in advance of Central Standard Time.
     “CES” shall have the meaning set forth in the opening paragraph hereof.
     “Day” shall mean a period beginning at 9:00 a.m. CCT on one calendar day and ending at 9:00 a.m. CCT on the next succeeding calendar day. The date of a Day shall be that of its beginning.
     “DEC” shall have the meaning set forth in the first paragraph of the “Recitals” hereof.
     “Decatur Energy Center” shall mean a power generation facility to be constructed in Morgan County, Alabama by DEC.
     “Effective Date” shall have the meaning set forth in the opening paragraph.
     “Enbridge” shall mean Enbridge (U.S.) Inc.

     “Equivalent Quantity(ies)” shall mean a thermally equivalent quantity of Natural Gas (i.e., an equal number of MMBtu), as received by BAMAGAS at the Point(s) of Receipt less the quantity of Natural Gas lost and unaccounted for in the transmission of such Natural Gas. For purposes of determining the Equivalent Quantity: Natural Gas lost and unaccounted for after receipt by BAMAGAS shall not exceed 1.5%, in each case of the total quantity (in MMBtu) received by BAMAGAS at the Point(s) of Receipt in any given Month. BAMAGAS shall provide any quantities of Natural Gas lost and unaccounted for in excess of 1.5%, at no cost to CES, to ensure delivery of the Equivalent Quantity to CES at the Point(s) of Delivery.
     “Event of Default” shall mean any of the events or circumstances set forth in Section 12.1.
     “Excusable Events” shall have the meaning set forth in Section 2.8.
     “Existing Shippers” shall have the meaning set for in Section 6.4.
     “Extension Period” shall have the meaning set forth in Section 11.2.
     “Exercise Period” shall have the meaning set forth in Section 13.2.
     “Favorable Rate(s)” shall have the meaning set forth in Section 6.4.
     “FERC” shall have the meaning set forth in Section 9.2.
     “Firm” or “Firm Transportation” shall mean that the receipt, delivery and transportation of Natural Gas shall not be subject to interruption or curtailment, other than by reason of express written consent of CES, Force Majeure, Applicable Law or an Excusable Event, or as otherwise provided in this Agreement.
     “Firm Transportation Quantity” shall mean 138,000 MMBtu of Natural Gas per Day.
     “First Delivery Date” shall mean February 1, 2002.
     “Force Majeure” shall have the meaning set forth in Section 11.1.
     “Gas” or “Natural Gas” shall mean the effluent vapor stream in its natural state produced from wells, including all hydrocarbon and nonhydrocarbon constituents, if any, and including casinghead Gas produced with crude oil and residue Gas resulting from the processing of Gas well or casinghead Gas.
     “Governmental Approvals” shall mean all permits, licenses or other authorizations required to be obtained with respect to the construction, ownership and operation of the Pipeline and the BAMAGAS Lateral(s).
     “Governmental Authority” shall mean any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive, having authority over this Agreement or the Parties hereto.
     “Hydraulic Model” shall mean the hydraulic simulation model described in Exhibit 10.
     “Imbalance(s)” shall mean the difference between scheduled and actual receipt quantities of Natural Gas at Point(s) of Receipt.
     “Indemnitee” shall have the meaning set forth in Section 10.4.
     “Indemnitor” shall have the meaning set forth in Section 10.4.
     “Initial Term” shall have the meaning set forth in Article III.
     “Initial Term Demand Charge” shall have the meaning set forth in Section 6.1.

     “Initial Term Transportation Rate” shall have the meaning set forth in Section 6.1.
     “MEC” shall have the meaning set forth in the first paragraph of the Recitals hereof.
     “MEC’s Lateral Supply Cost” shall have the meaning set forth in Section 4.1.
     “MEC’s Pipeline Supply Cost” shall have the meaning set forth in Section 4.1.
     “MIT Lateral” shall mean the existing lateral pipeline that ties into the Midcoast Interstate Transmission Company 8” and 12” systems that currently deliver Natural Gas directly into Amoco.
     “MMBtu” or ‘Dekatherm” or “dth” shall mean one million (1,000,000) Btu.
     “Month” shall mean a period beginning at 9:00 a.m. CCT on the first day of the calendar month and ending at 9:00 a.m. CCT on the first day of the next succeeding calendar month.
     “Morgan Energy Center” shall have the meaning set forth in the first paragraph of the “Recitals” hereof.
     “New Taxes” shall have the meaning set forth in Section 6.2.
     “Notice” shall have the meaning set forth in Section 12.2.
     “Notice Period” shall have the meaning set forth in Section 12.2.
     “Offer Notice” shall have the meaning set forth in Section 12.2.
     “Party” or “Parties” shall have the meaning set forth in the opening paragraph hereof.
     “Pipeline” shall mean a contiguous, new pipeline and related facilities (whether existing or new) for the transmission of Natural Gas, including all of the necessary pipe, fittings, valves, measuring equipment and regulators to be constructed or acquired, owned and operated by BAMAGAS beginning at Tennessee Gas Pipeline Company’s 500 leg near Barton in Colbert County, Alabama, and ending at the Primary Point(s) of Delivery as described in Exhibit 3, including the pipeline interconnections between Tennessee Gas Pipeline Company and BAMAGAS, Texas Eastern Transmission Company and BAMAGAS, and Midcoast Interstate Transmission Company and BAMAGAS, respectively.
     “Point(s) of Delivery” shall mean any or all of the Primary Point(s) of Delivery and Secondary Point(s) of Delivery.
     “Point(s) of Receipt” shall mean the point(s) of interconnection between the Pipeline and CES’ upstream suppliers or transporters, as identified on Exhibit 3, and such other point(s) of interconnection, if any, which BAMAGAS and CES shall mutually agree upon to be made between the Pipeline and other pipelines or which may be unilaterally added or deleted by CES provided that no additional facilities are required to be added by BAMAGAS to the Pipeline at BAMAGAS expense.
     “Pressure Variance” shall have the meaning set forth in Section 4.2.
     “Pressure Variance Event” shall have the meaning set forth in Section 4.2.
     “Primary Point(s) of Delivery” shall mean the point of interconnection between the Pipeline and/or the BAMAGAS Lateral(s) and the facilities, for delivery of Natural Gas to the Morgan Energy Center as identified on Exhibit 3.
     “Procurement Deadline” shall have the meaning set forth in Article XV.

     “Purchase Price” shall have the meaning set forth in Section 12.3.
     “Renewal Term” shall have the meaning set forth in Article III.
     “Renewal Term Demand Charge” shall have the meaning set forth in Section 6.1.
     “Renewal Term Transportation Rate” shall have the meaning set forth in Section 6.1.
     “ROW” shall mean all rights-of-way, land use rights, sites and easements acquired and/or utilized by BAMAGAS for the purpose of the Pipeline and the BAMAGAS Lateral(s) and their interconnections with Morgan Energy Center.
     “Secondary Point(s) of Delivery” shall mean the point(s) of interconnection between the Pipeline and the pipelines of CES’ upstream suppliers or transporters, as identified on Exhibit 3, and such other point(s) of interconnection, if any, which BAMAGAS and CES shall mutually agree upon to be made between the Pipeline and other interstate pipelines or which may be unilaterally added by CES for redelivery of Natural Gas to interstate pipelines provided that no additional facilities are required to be added by BAMAGAS to the Pipeline at BAMAGAS’ expense.
     “Second Owner” shall have the meaning set forth in Section 13.1.
     “Shipper Group” shall have the meaning set forth in Section 10.3.b.
     “Supply Notice” shall have the meaning set forth in Section 2.8.
     “Term” shall mean the Initial Term and any Renewal Term(s).
     “Termination Value” shall have the meaning set within Section 12.3.
     “Third Party Transportation Contract” shall have the meaning set forth in Section 6.4.
     “Third Party Offer” shall have the meaning set forth in Section 13.2.
     “Third Party Sales Contract” shall have the meaning set forth in Section 6.4.
     “Transportation Capacity” shall mean the design capacity of the Pipeline as determined in accordance with the Hydraulic Model.
     “Transportation Rights” shall have the meaning set forth in Section 12.3.
     “Unexcused Curtailment” shall have the meaning set forth in Section 12.1.c.
     “Use Restrictions” shall have the meaning set forth in Section 12.3.
ARTICLE II
TRANSPORTATION AND DELIVERIES
     2.1 OMITTED.
     2.2 OMITTED.
     2.3 OMITTED.
     2.4 OMITTED.
     2.5 OMITTED.

     2.6 Operation of Pipeline. During the Term hereof, BAMAGAS shall operate and maintain the Pipeline and the BAMAGAS Lateral(s) in a prudent manner and in accordance with all applicable Governmental Approvals. Except in cases when prior scheduling is not reasonable, any maintenance (including but not limited to repair and replacement) of the Pipeline and/or the BAMAGAS Lateral(s) that causes or is likely to cause curtailment of transportation on the Pipeline and/or the BAMAGAS Lateral(s) shall be conducted by BAMAGAS only after prior scheduling with CES.
     2.7 Transportation and Delivery. From the First Delivery Date until the end of the Term, BAMAGAS agrees: (a) on a Firm basis, to accept and receive collectively at the Point(s) of Receipt such quantities of Natural Gas as CES or its agent delivers or makes available for delivery into the Pipeline or the BAMAGAS Lateral(s) each Day up to an amount that will enable BAMAGAS to deliver the Equivalent Quantity of the Firm Transportation Quantity during each Day at the specified Point of Delivery and (b) on an interruptible basis, and subject to interruption, curtailment and available pipeline capacity, to accept and receive collectively at the Point(s) of Receipt such quantities of Natural Gas in excess of the Firm Transportation Quantity which CES or its agent delivers or makes available for delivery into the Pipeline or the BAMAGAS Lateral(s) each Day. BAMAGAS shall have the right to transport and deliver Equivalent Quantities of the Gas to the Point(s) of Delivery via the Pipeline, the BAMAGAS Lateral(s), the MIT Lateral or any other available pipeline, and if transported and delivered by any such means or any combination thereof, BAMAGAS shall be deemed to be in compliance with this Agreement. The Point of Delivery shall be a Primary Point of Delivery unless a Secondary Point of Delivery is specified by CES to BAMAGAS upon not less than one (1) hour prior notice to BAMAGAS. By written notice to BAMAGAS, CES shall have the right to add or delete Point(s) of Receipt and Secondary Point(s) of Delivery from time to time at no incremental cost to CES, subject to the availability of Firm Capacity and provided that the addition of a Point of Receipt (which may be located on an intrastate or interstate pipeline) or Secondary Point of Delivery (which shall be limited to interstate pipelines) does not require BAMAGAS to add any facilities to the Pipeline or the BAMAGAS Lateral(s) at BAMAGAS’ expense. Each such notice shall be deemed to amend Exhibit 3 of this Agreement. CES shall have the right to resell any or all of the quantities of Gas received by it at Point(s) of Delivery; provided, however (a) CES shall endeavor to purchase only those quantities of Gas necessary for internal uses at the Morgan Energy Center and (b) CES covenants and shall cause MEC not to resell any Gas transported on the Pipeline other than at the Secondary Point(s) of Delivery.
     2.8 Curtailment. All quantities of Natural Gas delivered by or for the account of CES to BAMAGAS at the Point(s) of Receipt each Day, up to the Firm Transportation Quantity, shall be transported and delivered each Day, by BAMAGAS to the Points of Delivery without curtailment or interruption, except for curtailments or interruptions by reason of the express consent of CES, Force Majeure, Applicable Law, or any of the following events: (i) failure on any Day by CES to deliver or cause to be delivered at the Point(s) of Receipt sufficient Gas quantities to enable BAMAGAS to redeliver Equivalent Quantities at the Point(s) of Delivery; (ii) failure by CES to transport and redeliver the Equivalent Quantities at a pressure sufficient for BAMAGAS to deliver the Gas quantities at the Point(s) of Delivery at a pressure of no less than 500 psig; (iii) failure by CES to deliver Gas quantities at the Point(s) of Receipt that meet the quality specifications set forth in Exhibit 2; and (iv) failure by CES to deliver Gas quantities at the Point(s) of Receipt at a rate of flow that will enable BAMAGAS to comply with the requirements of the Hydraulic Model for delivery of Gas at the Point(s) of Delivery. (The events described in the preceding sentence under (i), (ii), (iii) and (iv) shall be collectively referred to in this Agreement as “Excusable Events”). In the event a Force Majeure event or any other event other than an Excusable Event(s) causes BAMAGAS to curtail or interrupt transportation service on the Pipeline, BAMAGAS shall deliver, as directed by CES the Equivalent Quantity delivered by or for the account of CES into the Pipeline, up to the Firm Transportation Quantity, to the Point(s) of Delivery prior to making deliveries pursuant to BAMAGAS obligations under any other firm or interruptible transportation contracts with third parties and/or BAMAGAS and/or its affiliated companies transporting Natural Gas on the Pipeline. BAMAGAS warrants that it shall include in any transportation agreement it may enter into with its Affiliates and/or third parties a covenant that states that the transportation rights on the Pipeline and/or the BAMAGAS Lateral(s) shall be subject to interruption or curtailment prior to interruption or curtailment of all quantities up to the Firm Transportation Quantity for CES regardless of the level of service retained by such parties. BAMAGAS shall not enter into transportation contracts for itself or its Affiliates’ account and/or with any third parties that have as a matter of law or regulation, a right to a higher priority of service than CES other than with respect to quantities of Natural Gas that can be transported on the Pipeline in excess of the Firm Transportation Quantity, and shall not enter into transportation contracts for itself or its

Affiliates’ account and/or with any third parties for an equivalent priority of service, if the quantities of Gas under those contracts, in addition to the Firm Transportation Quantity hereunder, will exceed the Transportation Capacity of the Pipeline in accordance with the Hydraulic Model. In the event that BAMAGAS curtails or interrupts transportation service on the Pipeline due to reasons other than express written consent of CES, Force Majeure, Applicable Law or an Excusable Event, CES shall have the right to transport Gas on the BAMAGAS Lateral(s) at no cost to CES, provided that CES has made and continues to make all payments to BAMAGAS required under Article VI of this Agreement. If the cost to CES for the delivery of Gas supplies from its upstream transporters or suppliers to the BAMAGAS Lateral point(s) of receipt is greater than the cost CES would have incurred for the delivery of such Gas to the Pipeline Point(s) of Receipt, BAMAGAS shall pay CES such excess cost, if such curtailment or interruption is due to cause(s) other than express written consent of CES, Force Majeure, Applicable Law or an Excusable Event; provided however BAMAGAS or its designee shall have the right (but not the obligation) to provide alternate Gas supplies to CES (at CES’ cost) no later than thirty (30) minutes after notice by telephone from CES in connection with an event of curtailment (“Supply Notice”) at a cost equal to that which CES would otherwise pay to its upstream transporters or suppliers for delivery to the BAMAGAS Lateral(s) during all such periods. If, after receipt of the Supply Notice, BAMAGAS or its designee fails or declines to supply the Gas quantities curtailed or interrupted, CES has the right to enter into alternate supply agreements with third parties provided such agreements do not exceed a term of twenty-four (24) hours. BAMAGAS or its designee shall have a continuing right to provide Gas supplies to CES for the price hereinbefore specified during any period of continuation of such curtailment or interruption beyond such twenty-four (24) hour period and, to that end, BAMAGAS and CES shall fully cooperate with each other.
     2.9 Scheduling Gas Flow. At least two (2) Days prior to the beginning of each Month, CES shall furnish BAMAGAS with a schedule showing the estimated quantities of Natural Gas each Day during such Month it desires BAMAGAS to receive, transport and deliver during such Month to each Point of Delivery with the quantities specified for each of the Points of Receipt and each of the Points of Delivery. CES shall use reasonable efforts to inform BAMAGAS promptly and confirm in writing all changes in the quantity of Natural Gas, which it desires BAMAGAS to transport hereunder from the quantity of Natural Gas then being transported by BAMAGAS hereunder. All such schedules are provided by CES to BAMAGAS for planning purposes, and CES shall have the right to alter without prior notice the quantities to be furnished at a Point of Receipt or a Point of Delivery at any time, up to the Firm Transportation Quantity. Notwithstanding the immediately preceding sentence, CES shall use reasonable efforts to notify BAMAGAS by telephone or other timely means of any known or anticipated swings in previously scheduled quantities of Gas.
     2.10 Imbalance Charges. CES shall have the right but not the obligation to enter into balancing service agreements with upstream pipelines and suppliers as are necessary to provide for balancing of the quantities of Natural Gas received at the Point(s) of Receipt. All Imbalance charges and any other payments due in accordance with such agreements or otherwise for CES’ Gas shall be the responsibility of and shall be paid by CES unless an Imbalance is caused by BAMAGAS, in which case BAMAGAS shall be liable for any such Imbalance charges. BAMAGAS and CES shall endeavor to keep Imbalances to a minimum and shall make adjustments in receipts and deliveries as promptly as is consistent with their operating conditions in order to balance any excess or deficiency so shown. The provisions of this Section 2.10 shall survive the termination of this Agreement until such time as complete balancing can be attained. BAMAGAS and CES shall enter into an operational balancing agreement in a form substantially similar to Exhibit 8, which will govern the rights and obligations of each Party regarding Imbalances.
     2.11 Gas Delivery Rates. CES shall have the right to deliver or cause to be delivered to BAMAGAS for transportation hereunder any quantities of Gas from zero to the Firm Transportation Quantity and shall not be required to cause such deliveries to be maintained at a uniform or dairy rate of flow. Nothing in this Agreement shall prevent BAMAGAS from taking such action as it deems necessary to adjust such hourly and daily rates of flow to meet operating constraints or capacity limitations as determined in accordance with the Hydraulic Model referenced in Exhibit 10 and to protect the operational integrity of the Pipeline. BAMAGAS shall maintain the linepack (i.e., the total amount of Gas contained in the Pipeline) on the Pipeline at all times during the Term of this Agreement at the quantities required by the Hydraulic Model except by reason of express written consent of CES, Force Majeure, Applicable Law, or an Excusable Event.

ARTICLE III
TERM OF AGREEMENT
     The Term of this Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall remain in full force and effect until the expiration of twenty (20) years from the First Delivery Date (the “Initial Term”) and shall thereafter continue in full force and effect for consecutive periods of one (1) year each (each, a “Renewal Term”) unless CES gives written notice of termination of this Agreement to BAMAGAS at least ninety (90) Days prior to the end of the Initial Term or the then current Renewal Term. Provided, however, BAMAGAS shall have the right, exercisable within thirty (30) Days of the beginning of each Renewal Term, to terminate this Agreement as of the expiration of the Initial Term or the then Renewal Term, as applicable, by written notice delivered to CES, in which case CES or its designee shall have the right to purchase the Pipeline and/or the BAMAGAS Lateral(s) in accordance with the terms of Section 12.3.
ARTICLE IV
QUALITY AND PRESSURE
     4.1 Quality. CES shall endeavor to ensure that all Natural Gas delivered by it or for its account to BAMAGAS hereunder shall meet the quality specifications set forth in Exhibit 2 to this Agreement. The Parties agree that Exhibit 2 sets forth the quality specifications required by transporters immediately upstream from the Pipeline and that Exhibit 2 will be amended from time to time as necessary to reflect any changes to those requirements. All Natural Gas delivered by BAMAGAS at the Points of Delivery shall be at least of the same quality as that received by BAMAGAS for CES’ account at the Point(s) of Receipt. BAMAGAS shall perform chromatograph analyses of all Natural Gas delivered hereunder and shall furnish such analyses to CES on a “real-time” basis (i.e., through a direct communication link to the Morgan Energy Center). In the event that either Party receives nonconforming Gas from or on behalf of the other Party, it shall promptly notify the other Party of such nonconformance and shall not be required to accept such nonconforming Gas. In the event that BAMAGAS delivers nonconforming Gas to CES that is rejected by CES and such nonconformance was not caused by CES’ upstream suppliers, CES shall have the right, until such time as BAMAGAS causes the Gas in the Pipeline to meet the quality specifications set forth in Exhibit 2, to transport Gas on the BAMAGAS Lateral(s) at no cost to CES for all quantities per Day up to the Firm Transportation Quantity (provided that CES shall continue to pay to BAMAGAS the Initial Term Demand Charge or the Renewal Term Demand Charge, as applicable), but shall pay for all quantities per Day in excess of the Firm Transportation Quantity at the rates specified in Section 6.1 hereof. If the third party cost to CES for the delivery of Gas from its upstream transporters or suppliers to the BAMAGAS Lateral point(s) of receipt (“CES’ Lateral Supply Cost”) is greater than the third party cost CES would have incurred for the delivery of such Gas to the Pipeline Point(s) of Receipt (“CES’ Pipeline Supply Cost”), BAMAGAS shall reimburse CES for the positive difference between CES’ Lateral Supply Cost and CES’ Pipeline Supply Cost; provided, however, if BAMAGAS notifies CES that it is able to provide or cause to be provided (and does so provide or cause to provide if timely authorized by CES) Gas to CES (at CES’ expense) at the BAMAGAS Lateral points or receipt at a cost which is less than that incurred or to be incurred by CES from its upstream Gas suppliers, then BAMAGAS shall reimburse CES only for the positive difference, if any, between CES’ Lateral Supply Cost and CES’ Pipeline Supply Cost. CES shall reimburse BAMAGAS for all its costs incurred in connection with the purging of nonconforming Gas delivered by or for the account of CES into the Pipeline or the BAMAGAS Lateral(s) or in otherwise causing such nonconforming Gas to meet the quality specifications set forth in Exhibit 2 provided such non conformance was caused by CES or its upstream Gas suppliers. The Parties agree that BAMAGAS has no obligation to odorize CES’ Natural Gas received by BAMAGAS at the Point(s) of Receipt, unless BAMAGAS is required to do so pursuant to Applicable Law.
     4.2 Pressure. BAMAGAS shall deliver Natural Gas to CES at prevailing line pressure as it may vary from time to time. CES will endeavor to have the Gas delivered by the upstream transporters at the Point(s) of Receipt at a pressure equal to or greater than 675 psig. If the Gas is delivered by the upstream transporters at the Point(s) of Receipt at a pressure equal to or greater than 675 psig, then the variance between the pressure at the Point(s) of Receipt and the Point(s) of Delivery (the “Pressure Variance”) shall be such that the pressure at the Point(s) of Delivery is not less than 500 psig. If the Gas is delivered by the upstream transporters at the Point(s) of Receipt at a pressure of less than 675 psig, then the Pressure

Variance shall not exceed that provided for in accordance with the Hydraulic Model. Other than by reason of the express written consent of CES, Force Majeure, Applicable Law, or an Excusable Event, if the Pressure Variance exceeds that allowed under the following provisions of this Section 4.2 on more than three (3) occasions for a duration of one (1) hour or more after notice thereof has been received by BAMAGAS (“Pressure Variance Event”), BAMAGAS shall be required to remedy the problem by adding compression and/or performing other pipeline improvements. If BAMAGAS is successful in remedying the problem as determined by both Parties in accordance with the requirements of the Hydraulic Model, then no Pressure Variance Event shall be deemed to have occurred.
ARTICLE V
MEASUREMENTS AND MEASURING EQUIPMENT
     5.1 Transportation Units. The transportation unit of the Natural Gas received and delivered by BAMAGAS hereunder shall be one (1) MMBtu.
     5.2 Measuring Station. BAMAGAS or the appropriate upstream transporter will install, own and operate, at the Point(s) of Receipt and the Point(s) of Delivery, a measuring station properly equipped with meters and other necessary measuring equipment by which the quantity of Natural Gas delivered under this Agreement shall be measured. Orifice meters or other AGA approved measurement devices, which include turbine or ultrasonic meters, shall be installed, operated and equipped with electronic flow measurement equipment in accordance with the latest applicable Measurement Committee Report of the American Gas Association. Nothing hereinabove shall preclude BAMAGAS or CES, at such Party’s sole cost, risk and expense, from installing, owning, operating and maintaining measuring equipment at or near the Point(s) of Receipt or Point(s) of Delivery to measure Natural Gas delivered under this Agreement. Each BAMAGAS and CES agree to grant each other a right to enter onto such Party’s property for the purpose of installing, reading and maintaining measuring equipment as provided for herein.
a.	Check Measuring Equipment: CES may install, own, maintain and operate, at its sole cost, risk and expense, such check measuring equipment as desired, provided that such equipment shall be so installed as not to interfere with the operation of BAMAGAS measuring equipment at or near a Point of Receipt or Point of Delivery.

b.	Right To Be Present: BAMAGAS and CES shall have the right to have representatives present at the time of any installing, reading, cleaning, changing, repairing, inspecting, testing, calibrating, or adjusting done in connection with the other’s measuring equipment used in measuring or checking the measurement of deliveries of Natural Gas under this Agreement. The records from such measuring equipment shall remain the property of their owner, but upon request each will submit to the other its records and charts, together with calculations therefrom, for the inspection and verification, subject to return within thirty (30) Days after receipt thereof.

c.	Care Required: All installations of measuring equipment applying to or affecting deliveries of Natural Gas shall be made in accordance with standard industry practices and such manner as to permit accurate determination of the quantity of Natural Gas delivered and ready verification of the accuracy of measurement. Care shall be exercised by both Parties in the installation, maintenance and operation of pressure regulating equipment so as to prevent any inaccuracy in the determination of the quantity of Natural Gas delivered under this Agreement.

d.	Calibration and Test of Meters: The accuracy of BAMAGAS measuring equipment shall be verified by BAMAGAS at reasonable intervals, and, if requested, in the presence of representatives of CES, but BAMAGAS shall not be required to verify the accuracy of such equipment more frequently than once in any thirty (30) day period. In the event either Party shall notify the other that it desires a special test of any measuring equipment, the Parties shall cooperate to secure a prompt verification of the accuracy of such equipment. The expense of any such special test, if called for by CES, shall be borne by CES if the measuring equipment tested is found not to be in error or to be in error not more than two percent (2%).

(i)	If, upon test, any measuring equipment, including recording calorimeters, is found to be in error by not more than two percent (2%), previous recordings of such equipment shall be considered accurate in computing deliveries of Natural Gas, but such equipment shall be adjusted at once to record accurately.

(ii)	If, upon test, any measuring equipment shall be found to be inaccurate by an amount exceeding two percent (2%) at a recording corresponding to the average hourly rate of flow for the period since the last preceding test, then any previous recordings of such equipment shall be corrected to zero error for any period which is known definitely but in case the period is not known or agreed upon, such correction shall be for a period extending over one-half (1/2) of the time elapsed since the date of the last test, not exceeding a correction period of sixteen (16) Days.
e.	Correction of Metering Errors — Failure of Meters: In the event a meter is out of service, or registering inaccurately, the quantity of Natural Gas delivered hereunder shall be adjusted for purposes of calculating CES’ monthly bill according to the following procedures:
(i)	by using the registration of any check meter or meters, if installed and accurately registering; or

(ii)	in the absence of (i), by correcting the error if the percentage is ascertainable by calibration; tests or mathematical calculation; or

(iii)	in the absence of both (i) and (ii), by estimating the quantity of delivery by utilizing a mathematical computation of subtracting accurately recording delivery meters from the receipt meters for the appropriate time period; or

(iv)	in the absence of (i), (ii) and (iii), by estimating the quantity of delivery by deliveries during periods under similar conditions when the meter was registering accurately.
f.	Preservation of Metering Records: BAMAGAS and CES shall each preserve for a period of at least one (1) year all test data, charts and other similar records.
ARTICLE VI
CHARGES TO BE PAID BY CES
     6.1 Transportation Charges. In consideration of BAMAGAS’ agreement to make the capacity of the Pipeline up to the Firm Transportation Quantity available to CES for transportation of CES’ Gas on a Firm basis during the Initial Term, CES shall pay to BAMAGAS on a monthly basis during the Initial Term, commencing as of the First Delivery Date (whether or not CES commences the shipping of Gas on such date or any later date and whether or not on any Day CES causes any Gas, up to the Firm Transportation Quantity, to be scheduled for delivery or be delivered) a fixed demand charge (the “Initial Term Demand Charge”) equal to the product of (a) seven cents ($0.07) per MMBtu of Gas (the “Initial Term Transportation Rate”) times (b) 100,000 MMBtu of Gas and times (c) the number of Days in such Month. BAMAGAS shall not charge the Initial Term Transportation Rate for the actual quantities of CES’ Gas collectively received each Day at the Points of Receipt during the Initial Term as long as those quantities are not in excess of the Firm Transportation Quantity. In the event that BAMAGAS transports Gas for CES in excess of the Firm Transportation Quantity to the Points of Receipt on any Day during the Initial Term, CES shall pay BAMAGAS for all MMBtu of Gas delivered in excess of the Firm Transportation Quantity per Day an amount equal to (a) the Initial Term Transportation Rate times (b) all MMBtu of Gas in excess of the Firm Transportation Quantity per Day.
     In consideration of BAMAGAS’ agreement to make the capacity of the Pipeline up to the Firm Transportation Quantity available to CES for the transportation of CES’ Gas on a Firm basis during each Renewal Term, CES shall pay to BAMAGAS on a Monthly basis during each Renewal Term commencing as of the first Day of such Renewal Term (and whether or not on any Day CES causes any Gas up to the Firm Transportation Quantity to be scheduled for delivery or be delivered), a fixed demand charge (the “Renewal Term Demand Charge”) equal to the product of (a) four cents ($0.04) per MMBtu of Gas (the

“Renewal Term Transportation Rate”) times (b) 100,000 MMBtu, and times (c) the number of Days in such Month. BAMAGAS shall not charge the Renewal Term Transportation Rate for the actual quantities of Gas collectively received each Day at the Point(s) of Receipt during any Renewal Term as long as those quantities are not in excess of the Firm Transportation Quantity. In the event that BAMAGAS transports for CES Gas in excess of the Firm Transportation Quantity to the Points of Receipt on any Day during a Renewal Term, CES shall pay BAMAGAS for all MMBtu of Gas delivered in excess of the Firm Transportation Quantity per Day an amount equal to (a) the Renewal Term Transportation Rate times (b) all MMBtu of Gas in excess of the Firm Transportation Quantity per Day.
     In the event CES delivers or causes to be delivered or tendered Gas quantities from the Point(s) of Receipt to the Point(s) of Delivery in excess of the Firm Transportation Quantity on any given Day to be transported hereunder during the Initial Term or any Renewal Term, such daily quantities in excess of the Firm Transportation Quantity may be interrupted or curtailed by BAMAGAS and BAMAGAS shall not be in breach of this Agreement. No event of Force Majeure, Applicable Law or an Excusable Event shall relieve CES of the obligation to pay the full amount of the Initial Term Demand Charge and the Renewal Term Demand Charge, as applicable, each Month during the Term of this Agreement, except as otherwise expressly provided in Section 11.2. CES shall have no right to make up the difference, if any, between the actual quantities of Gas transported on any given Day during the Initial Term or any Renewal Term and the Firm Transportation Quantity, nor shall CES be entitled to any credit or allowance for any such differences. The Parties shall settle Imbalances in accordance with the provisions of the operational balancing agreement attached as Exhibit 8.
     6.2 Taxes. In addition to any other payments due hereunder, CES shall be liable to reimburse BAMAGAS for all taxes, including but not limited to sales (wholesale or retail), transaction, occupation, privilege, license, franchise, service, production, severance, gathering, transmission, gross receipts, export or excise, or other exaction, (but not including income, excess profits, capital stock, state franchise or general property taxes) hereafter levied, assessed or fixed by any Governmental Authority (and whether any such tax is currently collected), measured by, in respect of or applicable to the Natural Gas to be received, transported or delivered by BAMAGAS under this Agreement and to the extent actually paid by BAMAGAS. All such taxes shall be separately stated and identified on invoices issued by BAMAGAS hereunder. In the event any taxes, assessments, impositions, or other charges are imposed by any Governmental Authority on the receipt, transportation or delivery of Natural Gas hereunder that are not in effect as of the date hereof (“New Taxes”), such New Taxes shall be allocated pro rata between CES and BAMAGAS based upon the respective use (including reserved capacity for firm transportation) of the capacity of the Pipeline by CES and all other parties during each tax period applicable to such New Taxes.
     6.3 Other Charges. CES shall promptly reimburse BAMAGAS for any surcharges and all other costs charged to or levied upon BAMAGAS by Natural Gas producers, suppliers, transporters or regulatory agencies related to the receipt, transportation or delivery of Natural Gas under this Agreement, provided that such charges are not caused by actions or omissions of BAMAGAS in material breach of an obligation to CES under this Agreement.
     6.4 Price Reduction. In the event that at any time during the Term hereof, BAMAGAS contracts with any other shipper (“Third Party Transportation Contract”), for any level of transportation service of Gas on the Pipeline at a rate more favorable than the rate then being charged CES hereunder for any level of transportation service (“Favorable Rate”), and the transported Gas is used by the shipper or any Affiliate of it for a Competing Use, BAMAGAS shall credit to the transportation charges under this Agreement, during the term of the Third Party Transportation Contract, a sum equal to the positive difference, if any, between the Favorable Rate and CES’ rate for that quantity of CES’ Gas, up to (but not exceeding) the daily quantity transported on the Pipeline at the Favorable Rate; provided, however, that CES shall pay the Initial Term Demand Charge, the Renewal Term Demand Charge, the Initial Term Transportation Rate and the Renewal Term Transportation Rate subject to offset by the credits provided for hereunder. The foregoing credits shall not be applicable if there is a price readjustment pursuant to the provisions of the second to the last paragraph of Article XV. This obligation of BAMAGAS shall apply to any Favorable Rate in any transportation service agreement entered into between BAMAGAS and Existing Shippers after the execution of this Agreement.

     Similarly, if BAMAGAS, Enbridge or any Affiliate of either of them enters into any Natural Gas sales agreements for delivery of Gas off of the Pipeline with any third party, (“Third Party Sales Contract”) used by such third party or any Affiliate of it for a Competing Use, and the net effect of the sale is that the transportation service of Gas on the Pipeline is at a rate more favorable than the rate charged CES hereunder for the same level of transportation service (“Beneficial Rate”), and if the transported Gas is used by the third party purchaser or any Affiliate of it for a Competing Use, BAMAGAS shall credit to the transportation charges under this Agreement during the term of the Third Party Sales Contract a sum equal to the difference between the Beneficial Rate and CES’ rate for that quantity of CES’ Gas, up to (but not exceeding) the daily quantity sold off of the Pipeline to the third party purchaser at the Beneficial Rate; provided, however that CES shall pay the Initial Term Demand Charge, the Renewal Term Demand Charge, the Initial Term Transportation Rate or the Renewal Term Transportation Rate subject to offset by the credits provided for hereunder. For the purposes hereof, “Competing Use” shall mean Natural Gas that is utilized for the purpose of the generation of electricity and/or steam delivered by the Pipeline and/or BAMAGAS Lateral(s). CES shall have the right at all reasonable times to examine records and relevant data to the extent necessary to verify the accuracy of any supporting information regarding Favorable and Beneficial Rates.
ARTICLE VII
BILLING AND PAYMENTS
     7.1 Billing Dates. On or about the fifth (5th) Business Day of each Month, BAMAGAS shall issue (by facsimile or other means) to CES an invoice setting forth the quantity of Gas received and delivered for CES’ account during the preceding Month, any lost or unaccounted for Gas based on the calculations of electronic flow measurement equipment and all applicable fees and charges due in accordance with Article VI hereof.
     7.2 Payment Date. Payment by CES shall be made to BAMAGAS, at its address designated herein, in immediately available funds, on or before the Day that is thirty (30) Days after receipt of any invoice from BAMAGAS hereunder. If CES, in good faith, disputes any portion of any such invoice or billing by BAMAGAS, CES shall nonetheless pay any undisputed portion of such invoice within the prescribed time frame. Wire transfers of payment shall be made to such accounts or accounts as BAMAGAS may designate in writing to CES.
     7.3 Right to Examination. Each of BAMAGAS and CES shall have the right to examine at any reasonable time, upon not less than five (5) Business Days written notice to the other, the books, records and charts of the other to the extent necessary to verify the accuracy of any invoice, charge or computation made under or pursuant to the provisions of this Agreement. Each Party shall retain all such records for a period of two (2) years after the creation thereof.
     7.4 Adjustment of Errors in Billing. If it shall be found that at any time or times CES has been overcharged or undercharged in any form whatsoever under the provisions of this Agreement, and CES shall have actually paid the bill containing such overcharge or undercharge, then, within thirty (30) Days after the final determination thereof BAMAGAS shall refund the amount of any such overcharge or CES shall pay the amount of any such undercharge with interest thereon at a rate per annum equal to the prime rate of interest published in the Wall Street Journal, from the time such overcharge or undercharge was paid to the date of refund or payment, as the case may be.
     7.5 Interest on Past Due Payments. Interest on any past due payment hereunder shall accrue at a rate per annum equal to the prime rate of interest published in the Wall Street Journal, plus two percent (2%), from the due date until the date of payment, but in no event in excess of the maximum legal rate of interest.
ARTICLE VIII
POSSESSION OF NATURAL GAS
     BAMAGAS shall be deemed to be in control and possession of the Natural Gas being transported hereunder from the time it is received at the upstream flange of a receipt meter at a Point of Receipt until it shall have been delivered to the downstream flange of a delivery meter at a Point of Delivery. As between the Parties hereto, CES shall be deemed to be in control and possession of such Natural Gas before it is received by BAMAGAS as described in the prior sentence at a Point of Receipt and after it has been delivered to CES as described in the prior sentence at a Point of Delivery. Possession of and risk of loss of Gas received by BAMAGAS at the Points(s) of Receipt shall pass from BAMAGAS to CES at the Point(s) of Delivery.
ARTICLE IX
REPRESENTATIONS AND WARRANTIES AND COVENANTS
     9.1 Warranty of Title. CES warrants that it will have, at the time of delivery of Gas at a Point of Receipt for transportation hereunder, good title to and/or the full right and authority to deliver such Gas to BAMAGAS for transportation hereunder. Subject only to the accuracy of CES’ foregoing warranty, BAMAGAS warrants that it will at the time of delivery of the Gas transported hereunder have the full right and authority to deliver such Gas to CES. BAMAGAS further warrants that such Gas will be free and clear of all liens, encumbrances or claims created by or through BAMAGAS.
     9.2 Warranty Regarding Intrastate Pipeline. Subject only to any changes in Applicable Law subsequent to the date of this Agreement which affects the status or determination of status of interstate and intrastate pipelines and of regulation by Governmental Authorities, BAMAGAS represents and warrants that the Pipeline will qualify as an intrastate pipeline upon completion hereof and that this Agreement shall not then be subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) or any successor thereto. BAMAGAS further represents and warrants that it will not take any affirmative act which would cause the Pipeline to be classified as an interstate pipeline or otherwise be subject to the jurisdiction of FERC or any successor thereto under or pursuant to the Applicable Law currently in effect as of the date of this Agreement.
     9.3 Corporate Representations and Warranties. Each Party hereby represents and warrants to the other Party that, as of the date hereof:
a.	Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is in good standing and is qualified to do business in the State of Alabama and in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a material adverse effect on its financial condition, operations, prospects or business.

b.	Such Party is not in violation of any applicable law promulgated or judgment entered by any Governmental Authority which violation(s), individually or in the aggregate, would adversely affect its performance of any obligations under this Agreement. There are no legal or arbitration proceedings or any proceeding by or before any governmental or regulatory authority or agency now pending or (to its best knowledge) threatened against it which, if adversely determined, could have a material adverse effect upon its financial condition, operations, prospects or business, as a whole, or its ability to perform under this Agreement.

c.	Except for such Governmental Approvals to be obtained by BAMAGAS for the construction and operation of the Pipeline and Governmental Approvals to be obtained by CES with respect to the Morgan Energy Center, such Party is the holder of all permits, licenses or other authorizations required to permit it to operate or conduct its business now and as contemplated by this Agreement, and, no authorization, consent or approval of, notice to or filing with any other Person is required for the execution, delivery or performance by such Party of this Agreement.

d.	The execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the transactions contemplated hereby, does not conflict or will not conflict with or result in a breach or violation of any of the terms, conditions or provisions of the charter documents, as amended, or bylaws, as amended, of such Party or any order, writ, injunction, judgment or decree of any court or Governmental Authority against such Party or by which it or any of its properties is bound, or any loan agreement, indenture, mortgage, note, resolution, bond, or contract or other agreement or instrument to which such Party is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties.

e.	Such Party has all necessary power and authority to execute, deliver and perform this Agreement and its obligations hereunder; the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on its part; it has duly and validly executed and delivered this Agreement; and the Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.
     9.4 BAMAGAS covenants. BAMAGAS hereby covenants that during the Term of this Agreement, without the prior written consent of CES:
a.	It shall not engage in any business other than the development, construction of up to a thirty inch (30”) pipeline during the initial construction period, operation, and maintenance (including repair or replacement) of the Pipeline and the BAMAGAS Lateral(s) and the sale, delivery and transportation of Natural Gas thereon (collectively, the “BAMAGAS Activities”);

b.	It shall not incur, create, assume or otherwise become liable for any indebtedness other than indebtedness associated with the BAMAGAS Activities;

c.	It shall not create, incur, assume or suffer to exist on any of its property any lien, encumbrance, security interest, mortgage, pledge, hypothecation or assignment other than such a lien or other interest arising out of indebtedness associated with the BAMAGAS Activities;

d.	It shall preserve and maintain its existence as a corporation and its qualification and good standing in the State of Alabama;

e.	It shall pay or cause to be paid, when due and payable, all taxes, charges, levies and assessments and other charges required to be paid by it or levied against the Pipeline and the BAMAGAS Lateral(s), except for taxes contested in good faith and with respect to which proper reserves have been established;

f.	It shall maintain all Governmental Approvals required for the ownership and operation of the Pipeline and the BAMAGAS Lateral(s) and for the conduct of its business;

g.	It shall maintain appropriate liability insurance on the Pipeline and the BAMAGAS Lateral(s).
ARTICLE X
INDEMNIFICATION
     10.1 BAMAGAS INDEMNITY. BAMAGAS SHALL PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS THE SHIPPER GROUP FROM AND AGAINST ALL SUITS, ACTIONS, DEBTS, ACCOUNTS, DAMAGES, COSTS, LOSSES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, INJURY TO OR DEATH OF PERSONS AND DAMAGE TO OR DESTRUCTION OF PROPERTY, ARISING FROM ANY ACT OR OMISSION OR ACCIDENT IN CONNECTION WITH (A) BAMAGAS’ CONTROL OR POSSESSION OF THE GAS IN THE PIPELINE OR THE BAMAGAS LATERALS, AND (B) BAMAGAS’ CONSTRUCTION, OWNERSHIP OR OPERATION OF THE PIPELINE AND THE BAMAGAS LATERALS.

     10.2 CES INDEMNITY. CES AGREES TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS THE BAMAGAS GROUP FROM ALL SUITS, ACTIONS, DEBTS, ACCOUNTS, DAMAGES, COSTS, LOSSES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, INJURY TO OR DEATH OF PERSONS AND DESTRUCTION OF PROPERTY ARISING FROM ANY ACT OR OMISSION OR ACCIDENT IN CONNECTION WITH (A) THE SHIPPER GROUP’S OR THEIR AGENT’S OWNERSHIP, POSSESSION OR CONTROL OF THE GAS PRIOR TO ITS DELIVERY INTO THE PIPELINE OR THE BAMAGAS LATERALS AND AFTER REDELIVERY AT THE POINTS OF DELIVERY OR SECONDARY POINTS OF DELIVERY, AND (B) THE SHIPPER GROUP’S CONSTRUCTION, OWNERSHIP AND OPERATION OF THE MORGAN ENERGY CENTER.
     10.3 Scope. For the purposes of this indemnity:
a.	The agreement to “defend” includes the responsibility to pay the costs and expenses of defense (including reasonable attorneys’ fees) of the person entitled to indemnity;

b.	“Shipper Group” means CES, its officers, directors, subsidiaries, affiliates, members, partners, successors and assigns. “BAMAGAS Group” means BAMAGAS, its officers, directors, subsidiaries, affiliates, members, partners, successors and assigns;
     10.4 Notice and Opportunity to Defend. Any person claiming indemnification hereunder (an “Indemnitee”) must give prompt and timely notice to the Party against which it is claiming indemnity hereunder (the “Indemnitor”) and shall have the right to participate fully in the defense at its sole expense if the Indemnitor undertakes to provide the actual defense. The Indemnitor shall determine within thirty (30) Days after the receipt of such notice whether it will pay the costs and expenses of the Indemnitee’s defense or undertake to provide the actual defense. If the Indemnitor elects to undertake the actual defense, then the Indemnitee shall give the Indemnitor the opportunity to direct the defense of such claim through counsel of its own choosing; provided, however, that (i) if there are differing interests which require separate counsel for the Indemnitee, then the Indemnitee shall defend the claim with separate counsel selected or approved by the Indemnitor, and the Indemnitor shall pay the costs and expenses of the Indemnitee’s separate defense; and (ii) the Indemnitee shall nonetheless have the right to participate, solely as an observer, through counsel or otherwise, in meetings and proceedings with adverse parties.
ARTICLE XI
FORCE MAJEURE
     11.1 Force Majeure Defined. Except as expressly provided in this Section 11.1, neither BAMAGAS nor CES shall be required to perform any act required by this Agreement, other than the making of payment of monies due hereunder (including, without limitation, the Initial Term Demand Charge and the Renewal Term Demand Charge), during such period as such Party is unable to perform in whole or in part due to Force Majeure. The term “Force Majeure” as used in this Agreement shall mean any acts of God, strikes, lockouts, embargoes, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of rulers and peoples, civil disturbances, explosions, breakage or failure of or accident to machinery and equipment or lines of pipe caused by events or actions beyond the affected Party’s reasonable control, unanticipated repairs to or replacements of equipment, machinery, lines of pipe, pumps, compressors, valves, gauges, and metering equipment, line freeze-ups, the binding order of any court or Governmental Authority which has been resisted in good faith by all reasonable legal means, and any other cause, of the kind herein enumerated, not within the control of the Party claiming suspension and which by the exercise of due diligence such Party is unable to prevent or overcome. A failure to settle or prevent any strike or other controversy with employees or with anyone purporting or seeking to represent employees shall not be considered to be a matter within the control of the Party claiming suspension; however, in the event of a Force Majeure due to a strike or similar labor dispute, CES shall have the right to utilize its own employees or contract workers to operate the Pipeline during such event; provided, however, that BAMAGAS shall not be liable under this Agreement or otherwise for the acts or omissions of CES’ employees or its contractors in connection with their operation of the Pipeline and/or the BAMAGAS Lateral(s), nor shall BAMAGAS be held in breach of any covenant or other obligation to CES under this Agreement by reason of any acts or omissions of CES’ employees or its contractors in connection with their operation of the Pipeline and/or the BAMAGAS Lateral(s). Except as provided in the immediately preceding sentence, such operation of the Pipeline by CES’ employees or its contractors shall not impair any rights that CES may have under this Agreement. Routine maintenance which will result in the curtailment or interruption of transportation of Gas to the Point(s) of Delivery if scheduled by mutual consent of the Parties, which consent shall not be unreasonably withheld by the affected Party, shall be deemed to operate as a Force Majeure event except for the payment of the Initial Term Demand Charge or the Renewal Term Demand Charge. Causes or contingencies affecting the performance of this Agreement by either Party if deemed to be Force Majeure within the meaning of this Agreement, however, shall not relieve the affected Party of its obligation to perform in the event of such Party’s failure to use due diligence to remedy the situation and remove the cause in an adequate manner and with all reasonable dispatch, nor shall such causes or contingencies relieve either Party of its obligation to perform unless such Party gives notice and full particulars of the same in writing to the other Party as soon as practicable after the initial occurrence relied on. Except as expressly provided in this Section 11.1 or elsewhere in this Agreement, neither Party shall be liable to the other for damages, direct or indirect, immediate or remote, by reason of, caused by or arising out of the obligation or obligations of either Party when such suspension results from an event of Force Majeure.
     11.2 Effect of Force Majeure. In the event that BAMAGAS is unable to transport Gas or CES is unable to receive Gas hereunder as the result of an event of Force Majeure, a period of time equal to the duration of such inability (the “Extension Period”) shall be added to the Initial Term if occurring during the Initial Term) or the Renewal Term (if occurring during the Renewal Term), as applicable, and during such extended period the Transportation Rate for all quantities of Gas transported each Day up to, but not in excess of, the Firm Transportation Quantity shall be zero cents ($0.00), except as otherwise provided in this Section 11.2. In the event that as the result of an event of Force Majeure the Morgan Energy Center is substantially damaged or destroyed and CES decides not to rebuild such facility, CES shall have the right to terminate this Agreement and to have no prospective obligations under this Agreement to BAMAGAS except as provided in the next sentence. In the event of termination of this Agreement in accordance with the foregoing, CES shall pay BAMAGAS the relevant Termination Value as determined in accordance with Exhibit 4. CES shall have the right during the continuance of any event of Force Majeure that affects its ability to receive Gas hereunder to sell its capacity on the Pipeline to a third party, other than a then existing customer of BAMAGAS, Enbridge or any Affiliate of either of them, unless BAMAGAS elects to delay the payment of the Initial Term Demand Charge or the Renewal Term Demand Charge which would otherwise be due BAMAGAS during the period of the Force Majeure for payment during any Extension Period.
ARTICLE XII
EVENTS OF DEFAULT
     12.1 Definition. An “Event of Default” under this Agreement shall be deemed to exist with respect to a Party upon the occurrence of any one or more of the following events:
a.	Failure by a Party to timely make payment of any amount due to the other Party under this Agreement (other than an amount subject to a good faith dispute), which failure continues for a period of twenty (20) Days after receipt of written notice of such nonpayment;

b.	Curtailment or interruption, other than by reason of Pressure Variance, at any time subsequent to sixty (60) Days following BAMAGAS’ initial deliveries on the Pipeline of transportation by BAMAGAS to a Primary Point of Delivery for more than fifteen (15) minutes of the greater of 3,000 MMBtus or five percent (5%) or more of those Gas quantities which are required at any given time, not to exceed the Firm Transportation Quantity, for the operational requirement of the Morgan Energy Centers, other than by reason of express written consent of CES, Force Majeure, Applicable Law, an Excusable Event, or as otherwise permitted under this Agreement (an “Unexcused Curtailment”), on more than three (3) occasions on separate Days in any consecutive four (4) year period or on more than eight (8) occasions on separate Days in the aggregate over any consecutive twenty (20) year period; provided, however, an Unexcused Curtailment shall be conclusively deemed not to have occurred unless written notice thereof, together with the known facts surrounding such curtailment or interruption, is given in writing by CES to BAMAGAS within ten (10) Days following such curtailment or interruption. BAMAGAS shall have the right to deliver to the Point(s) of Delivery those quantities of Gas which would otherwise be curtailed or interrupted under this provision via any of the Pipeline, the BAMAGAS Lateral(s), the MIT Lateral or any other pipeline, and if delivered by any such means to the Point(s) of Delivery, no curtailment or interruption shall be deemed to have occurred.

c.	Failure by a Party hereunder subsequent to the completion of both the Pipeline and the BAMAGAS Lateral(s) to substantially perform any other material obligation under this Agreement (i) which is not separately listed in this Section 12.1, and (ii) for which no exclusive remedy is provided for elsewhere in this Agreement, within twelve (12) months after a Party’s receipt of written notice from the other Party that a material obligation has not been performed.

d.	If by order of a court of competent jurisdiction, a receiver or liquidator or trustee of a Party or of any of the property of a Party shall be appointed, and such receiver or liquidator or trustee shall not have been discharged within a period of ninety (90) Days; or if by decree of such a court, a Party shall be adjudicated bankrupt or insolvent or any substantial part of the property of such Party shall have been sequestered, and such decree shall have continued undischarged and unstayed for a period of ninety (90) Days after the entry thereof; or if a petition to declare bankruptcy or to reorganize a Party pursuant to any of the provisions of the federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, shall be filed against such Party and shall not be dismissed within ninety (90) Days after such filing; or

e.	If a Party shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or, without limitation of the generality of the foregoing, if a Party shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the federal Bankruptcy Code, as it now exists or as it may hereafter be amended, or pursuant to any other similar state statute applicable to such Party, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or if a Party shall make an assignment for the benefit of its creditors; or if a Party shall admit in writing its inability to pay its debts generally as they become due; or if a Party shall consent to the appointment of a receiver or receivers, or trustee or trustees, or liquidator or, liquidators of it or of all or any part of its property.
     12.2 Right of Termination for Default. Upon the occurrence and during the continuation of an Event of Default, the Party not in default shall have the right to terminate this Agreement upon written notice to the other Party (the “Notice”) if the default is not cured or remedied within the thirty (30) day period following the other Party’s receipt of such written notice (the “Notice Period”); provided, however, if the Party claimed to be in default disputes at any time prior to the expiration of the Notice Period that an Event of Default occurred, then the dispute shall be arbitrated under the provisions of Sections 16.3, 16.4 and 16.5. Failure by the Party alleged to be in default to dispute the occurrence or continuance of an Event of Default after Notice has been received and within the Notice Period shall operate to waive any rights the Party alleged to be in default may have to dispute same. Any measures taken by the Party alleged to be in default shall not in any way prejudice such Party’s dispute as to the occurrence of an Event of Default noticed by the other Party, whether such measures are taken before or after notice of the Event of Default is given. Furthermore, no evidence taken at any time to remedy any Event of Default (whether or not notice is given to the Party claimed to be in default) shall be admissible by the Party alleging the Event of Default in any arbitration proceeding or other legal proceeding between the Parties.
     12.3 CES Purchase Rights. In the event of termination of this Agreement by CES following a BAMAGAS Event of Default and BAMAGAS’ failure to timely cure or remedy such Event of Default, or in the event that CES desires a Renewal Term but BAMAGAS does not, as provided in Article III, or if CES terminates this Agreement under Section 12.2, CES shall, subject to the purchase rights of CES under the Natural Gas Construction and Transportation Agreement for the Decatur Energy Center, have the right to purchase the Pipeline and the BAMAGAS Lateral(s), subject to the right of BAMAGAS to transport Gas on the Pipeline and the BAMAGAS Laterals to Morgan Energy Center pursuant to the Natural Gas Construction and Transportation Agreement for the Decatur Energy Center and the transportation rights of BAMAGAS and/or any marketing Affiliate(s) of BAMAGAS or Enbridge on the Pipeline and the BAMAGAS Lateral(s) as set forth on Exhibit 11 (collectively, the “Transportation Rights”), for a price (the “Purchase Price”) equal to the amount (the “Termination Value”) as determined in accordance with Exhibit 4. Concurrent with payment of the Purchase Price, BAMAGAS shall execute and deliver to CES such instruments of transfer as are reasonably requested by CES subject to the Transportation Rights and those certain covenants, use restrictions and other obligations specified in Exhibit 9 (the “Use Restrictions”), and CES shall execute and deliver to BAMAGAS such instruments binding the Pipeline and the BAMAGAS Lateral(s) to such Transportation Rights and Use Restrictions as are reasonably requested by BAMAGAS; provided, however, that no representations shall be required to be provided by BAMAGAS other than representations that BAMAGAS has the right, power and authority to convey the Pipeline and the BAMAGAS Lateral(s) and that they are assigned free and clear of all liens and/or any other claims and liabilities. At CES’ request, upon execution of this Agreement, BAMAGAS shall grant to CES a first priority security interest (which shall be of equal priority with the first priority security interest also granted by BAMAGAS to CES pursuant to the Natural Gas Construction and Transportation Agreement for the Decatur Energy Center) in the Pipeline and/or the BAMAGAS Lateral(s) to secure CES’ purchase rights under this Section 12.3.
     12.4 Remedies Not Exclusive. Except as otherwise expressly provided to the contrary herein, the rights and remedies herein provided in case of an Event of Default shall not be exclusive but shall, to the extent permitted by law, be cumulative and in addition to all other rights and remedies existing at law, in equity or otherwise (including the right to specific performance), except those rights and remedies which have been waived or relinquished hereunder by the Parties pursuant to the provisions hereof. No delay or omission of a Party to exercise any right or remedy occurring upon any Event of Default shall impair any such right or remedy or constitute a waiver of such default or an acquiescence therein. Every right and remedy given by this Agreement or by law to a Party may be exercised from time to time, and as often as may be deemed expedient, by such Party. A Party shall have the obligation to mitigate any damages it incurs as a result of the other Party’s breach.
     12.5 Limitation of Liability. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL, CONTINGENT OR CONSEQUENTIAL DAMAGES, WHETHER SUCH DAMAGES ARISE IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, UNDER OR IN CONNECTION WITH THIS AGREEMENT, AND ANY DAMAGES SHALL BE LIMITED TO COMPENSATORY DAMAGES.
     12.6 Non-Recourse. The obligations of the Parties under this Agreement are intended to be recourse only to the assets of the Parties, and neither the partners thereof nor any shareholder, officer, director, employee or agent of the Parties or any partners or Affiliates of such Party shall have any personal responsibility or liability for any breach in performance or observance of the covenants, representations, or obligations thereunder. The provisions of this Section 12.6 shall not limit any of the obligations of Calpine Corporation under the absolute and unconditional guaranty of payment to be provided to BAMAGAS with respect to all obligations of CES hereunder, as provided under Section 18.1 (the “Calpine Corporation Guaranty”).
ARTICLE XIII
TRANSFER AND ASSIGNMENT
     13.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No assignment or transfer permitted hereunder shall relieve the assigning Party of its respective obligations under this Agreement unless the other Party agrees to such release; provided, however, that in the event of an assignment by CES to an Affiliate (and provided that the Calpine Corporation Guaranty remains in effect), CES shall be released from its obligations hereunder. This Agreement, including any of the rights or obligations hereunder, may not be assigned or transferred without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing (but subject to Section 13.2 below), any Party may, without the need for consent from the other Party (and without relieving itself from liability hereunder), (a) transfer or assign this Agreement to an Affiliate of such Party (provided that in the case of BAMAGAS, the assignment to such Affiliate will not jeopardize the status of the Pipeline or the BAMAGAS Lateral(s) as non-FERC jurisdictional assets), or (b) transfer or assign this Agreement to any Person succeeding to all or substantially all of the assets of such Party. In the event that MEC sells the Morgan Energy Center to a third party (a “Second Owner”), BAMAGAS agrees that if requested by MEC it will enter into a new agreement with the Second Owner on the same terms and conditions as this Agreement. Upon the sale of the Morgan Energy Center, BAMAGAS shall release Calpine from all of its prospective obligations under the Calpine Corporation Guaranty provided that the successor owner has substantially the same or better creditworthiness as Calpine and executes and delivers a guaranty to BAMAGAS with respect to the Morgan Energy Center substantially in the same form and content as the Calpine Corporation Guaranty. In addition, CES and BAMAGAS each shall have the right without the consent of the other Party to assign this Agreement as collateral security for loans made, in the case of CES, with respect to the construction of the Morgan Energy Center or, in the case of BAMAGAS, with respect to the construction of the Pipeline and the BAMAGAS Lateral(s). Each of MEC and BAMAGAS agree to provide reasonable cooperation to the other Party with respect to obtaining such financing, including the execution of written consents to assignment reasonably requested by such lenders.
     13.2 Right of First Refusal. In the event that BAMAGAS receives a bona fide offer from a third party (including an Affiliate of BAMAGAS) for the purchase of the Pipeline and/or the BAMAGAS Lateral(s) and/or BAMAGAS (“Third Party Offer”) and BAMAGAS intends to accept such offer, prior to accepting such offer it must notify CES of the offer (the “Offer Notice”), which Offer Notice shall set forth the purchase price and all of the other terms offered by the third party. Subject to the same first refusal rights of CES pursuant to the Natural Gas Construction and Transportation Contract for the Morgan Energy Center, CES shall have thirty (30) Days (the “Exercise Period”) from the date of the Offer Notice within which to elect to purchase all (and not less than all of the property covered by the Offer Notice) for the same purchase price and upon the same other terms (including the closing date) set forth in the Offer Notice. If the Third Party Offer includes assets other than the Pipeline and the BAMAGAS Lateral(s), BAMAGAS shall notify CES of the offer price for the Pipeline and the BAMAGAS Lateral(s) in order for CES to exercise its right of first refusal exclusively in connection with those assets. In the event that CES elects to purchase the Pipeline and the BAMAGAS Lateral(s), it shall notify BAMAGAS in writing within the Exercise Period; provided, however, if the Third Party Offer is conditioned upon the ability to purchase the Pipeline and the BAMAGAS Lateral(s) with other assets or BAMAGAS with other assets and/or another entity and CES elects to purchase the Pipeline and the BAMAGAS Lateral(s), then BAMAGAS, at its option, may rescind the Offer Notice, in which event BAMAGAS shall not sell the Pipeline and/or the BAMAGAS Lateral(s) or BAMAGAS, as applicable, to either CES or the third party pursuant to the Third Party Offer. If a Third Party Offer encompasses both the Pipeline and the BAMAGAS Lateral(s), CES may only exercise its right of first refusal as specified herein in connection with both assets or it shall be deemed to have waived its rights. In the event CES does not give such a notice to BAMAGAS or does not respond within the Exercise Period, BAMAGAS shall be free to accept the offer of the third party for the same purchase price and on the same terms set forth in the Offer Notice. In the event the terms of the transaction with the third party change after CES has declined to exercise its right of first refusal, BAMAGAS must provide a new Offer Notice to CES. In the event that CES decides to purchase on the terms set forth in an Offer Notice, it shall notify BAMAGAS in writing prior to the end of the Exercise Period and the sale to CES shall be closed within thirty (30) Days thereof. Upon a sale to CES hereunder, this Agreement shall automatically terminate as to all prospective obligations. Upon a sale to a third party hereunder, the third party as a successor in interest to BAMAGAS shall be bound by this Agreement, which shall remain in effect under the terms of Article III.

ARTICLE XIV
REGULATION
     Each Party shall, in the course of its undertakings hereunder and as a part thereof, endeavor to obtain all required Governmental Approvals and shall comply otherwise with all applicable federal, state and local laws and regulations thereof. CES shall cooperate with BAMAGAS and, if requested by BAMAGAS, shall provide reasonable assistance to BAMAGAS in connection with BAMAGAS’ actions to obtain such Governmental Approvals. Each Party waives any right to contest or to seek to amend the rates provided for herein before any Governmental Authority.
ARTICLE XVI
DISPUTE RESOLUTION; GOVERNING LAW
     16.1 Procedure. In the event a dispute arises between BAMAGAS and CES regarding this Agreement or the transaction covered hereby, including, without limitation, (a) the application or interpretation of this Agreement, (b) whether or not an Unexcused Curtailment has occurred, (c) whether or not an Event of Default has occurred or continued without having been cured or remedied, and (d) the actions or measures which may be taken to cure or otherwise remedy an Event of Default, the Parties agree to use the procedures in this Article XVI to resolve any such disputes.
     16.2 Initial Resolution Attempts. Either Party may initiate dispute resolution procedures by sending written notice to the other Party specifically stating the complaining Party’s claim and requesting dispute resolution in accordance with this Article XVI. The receiving Party shall reply with the designation of a person authorized to settle the dispute and shall list two (2) alternative dates (both of which must be within ten (10) Business Days after receipt of the complaint) for meeting at a mutually agreeable location. If the matter has not been resolved within ten (10) Days of such meeting, each Party shall refer the dispute to a senior executive of its organization who shall meet at a mutually agreeable location within fourteen (14) Days to resolve the dispute.
     16.3. Arbitration. If the matter has not been resolved within fourteen (14) Days of the meeting of the senior executives, the Parties shall submit the dispute to arbitration under the terms and conditions set forth herein. Any dispute or need of interpretation arising out of this Agreement or which is disputed shall be submitted to binding arbitration by one arbitrator with knowledge of and over five years of professional experience in connection with similar transactions who has not previously been employed by either Party, and does not have a direct or indirect interest in either Party or the subject matter of the arbitration. Such arbitrator shall either be as mutually agreed by the Parties within ten (10) Days after written notice from either Party requesting arbitration, or failing agreement, shall be selected under the expedited rules of the American Arbitration Association (the “AAA”). The rules of the AAA shall apply to the extent not inconsistent with the rules herein specified. Either Party may initiate arbitration by written notice to the other Party and the arbitration shall be conducted according to the following: (a) the arbitration hearing shall commence no later than thirty (30) Days of the selection of the arbitrator, (b) not later than seven (7) Days prior to the hearing date set by the arbitrator each Party shall submit a brief detailing its factual and legal position and a final offer for the settlement of the dispute, including a dollar amount, if applicable, (c) the hearing shall be conducted on a confidential basis without continuance or adjournment, (d) the Parties shall divide equally the cost of the arbitrator and the hearing and each Party shall be responsible for its own expenses and those of its counsel and representatives and (e) evidence concerning any offer made or the details of any negotiation prior to arbitration and the cost to the Parties of their representatives and counsel shall not be permissible. The arbitrator shall include in his report/award a list of findings, with supporting evidentiary references, upon which he has relied in making his decision. The award rendered by the arbitrator shall be final and binding upon the Parties, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Houston, Texas. Each Party understands that this Agreement contains an agreement to arbitrate with respect to any dispute. After signing this Agreement, each Party understands that it will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision. Instead, each Party agrees to submit any such dispute to an impartial arbitrator. Any monetary award of the arbitrator may be enforced by the Party in whose favor such monetary award is made in any court of competent jurisdiction.
     16.4. General Rules and Provisions. Notwithstanding anything to the contrary contained herein, and regardless of any procedures or rules of the AAA, it is expressly agreed that the following shall apply and control over any other provision in this Article XVI.
a.	The arbitrator shall have no authority to award punitive damages or attorneys’ fees.

b.	The fees and expenses of the mediator and arbitrator shall be shared equally by the Parties, and each Party shall bear its own costs and expenses.

c.	The Parties may, by written agreement signed by both Parties, alter any time deadline, location(s) for meeting(s), or procedure outlined in this Article XVI or in the AAA rules.

d.	Time is of the essence for purposes of the provisions of this Article XVI.

e.	Either Party may seek a restraining order, temporary injunction, or other provisional judicial relief if the Party in its sole judgment believes that such action is necessary to avoid irreparable injury or to preserve the status quo. The Parties will continue to participate in good faith in the procedures despite any request for provisional relief.

f.	The arbitrator shall have no authority, power or right to alter, change, amend, modify, waive, add to or delete from any of the provisions of this Agreement, and any award rendered by the arbitrator shall be consistent with the terms and conditions of this Agreement.
     16.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, exclusive of any conflict of laws provisions thereof that would refer jurisdiction to the laws of another state.
ARTICLE XVII
NOTICES
     17.1 Writing. Any notice, demand, offer or other written instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice, demand or offer, and shall be sent by telefax (confirmed by a mailed or courier copy received within five (5) Days), then by hand delivery, overnight courier, telegram or registered or certified mail, return receipt requested, to the other Party at such address as set forth below.

If delivered to BAMAGAS:
BAMAGAS Company
1100 Louisiana, Suite 2900
Houston, Texas 77002
Attn: President
Tel.: (713) 650-8900
Fax: (713) 653-6711
With a copy to:
Enbridge (U.S.) Inc.
1100 Louisiana, Suite 2900
Houston, Texas 77001
Attn: President
Tel.: (713) 650-8900
Fax: (713) 653-6711
If delivered to CES:
Calpine Energy Services, L.P.
700 Louisiana, Suite 2700
Houston, Texas 77002
Attention: Jeff Rawls, Vice President — Producer Services
Tel.: (713) 830-8636
Fax: (713) 830-8712
With a copy to:
Calpine Corporation
50 West San Fernando Street
San Jose, California 95113
Attention: General Counsel
Tel.: (408) 995-5115
Fax: (408) 975-4648
     Each Party shall have the right to change the place to which notice shall be sent or delivered or to specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other Party.
     17.2 Timing of Receipt. Without limiting any other means by which a Party may be able to prove that a notice has been received by the other Party, a notice shall be deemed to be duly received:
a.	If delivered by hand, overnight courier or telegram, on the date when received at the address of the recipient;

b.	If sent by registered or certified mail, on the date of the return receipt; or

c.	If sent by telefax, upon receipt by the sender of acknowledgment or transmission report generated by the machine from which the telefax was sent indicating that the telefax was sent in its entirety and received at the recipient’s telefax number.
ARTICLE XVIII
MISCELLANEOUS
     18.1 Financial Responsibility. Within two (2) Business Days following execution hereof BAMAGAS shall furnish to CES an absolute and unconditional guaranty from Enbridge (U.S.) Inc. to CES (which guaranty will terminate prospectively upon CES’ exercise of its purchase rights under Section 12.3 or a sale of the Pipeline to an unaffiliated third party after compliance with the provisions of Section 13.2) in the form and content of Exhibit 5. Contemporaneously with the execution and delivery of this Agreement, CES shall furnish to BAMAGAS an absolute, unconditional guaranty from Calpine to BAMAGAS in the form and content of Exhibit 6 (the “Calpine Corporation Guaranty”).
     18.2 Captions. Captions of the Articles and Sections of this Agreement are for convenience and reference only, and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction or meaning of the provisions of this Agreement.
     18.3 Non Disclosure. Any information disclosed by a Party that is described herein or that is marked or identified as confidential or proprietary will be treated as confidential information and shall not be used or disclosed by the receiving Party (other than to its Affiliates) without the prior consent of the disclosing Party, except when required to be disclosed by Applicable Law or in connection with regulatory filings. In addition, no Party shall disclose any of the terms of this Agreement (other than to its Affiliates, its lenders or potential lenders, and any other parties now or hereafter owning an equity interest in the Pipeline, the BAMAGAS Lateral(s), the Morgan Energy Center, or any of the Parties to this Agreement) without the prior written consent of the other Party. The foregoing notwithstanding, the steam hosts for Morgan Energy Center shall have the right to review BAMAGAS’ invoices to CES for transportation service.
     Confidential information does not include information that: (i) is or becomes a part of the public domain through no fault of the receiving Party and without breach of this Agreement or other confidentiality agreement; (ii) is received from a third party in good faith where such third party is not obligated to a Party to keep such information confidential; (iii) was in the receiving Party’s possession prior to receipt from the other Party; or (iv) was independently developed by the receiving Party without reference to any such confidential information. To the extent that either Party is required by (i) an applicable federal or state securities law, order, rule or regulation; or (ii) an applicable federal or state law, order, rule or regulation relating to obtaining necessary or desirable permits; to make disclosure of such information or of the terms of the transactions contemplated and the transactions themselves, then such Party shall be permitted to make only those disclosures as are reasonably necessary to be compliant with such applicable law, order, rule or regulation and shall furnish a copy of such disclosure to the other Party as far in advance of such disclosure as is reasonably practicable.
     18.4 Press Releases and Public Announcements. The Parties may issue press releases upon the execution of this Agreement, provided that each Party shall submit to the other Party a copy of its intended press release not less than two (2) Business Days prior to the time of release, for such other Party’s approval. Any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party before making the disclosure).
     18.5 Amendments. No change, amendment or modification of this Agreement, and no further agreement to be made pursuant to this Agreement, shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.
     18.6 Severability. The invalidity of one or more phrases, sentences, clauses or Sections contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.
     18.7 Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions and understandings between the Parties relating to the subject matter hereof and supersedes any and all negotiations, other agreements and representations made prior to the date hereof with respect to the same subject matter.
     18.8 No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement, shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision. Any consent or approval given pursuant to this Agreement shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.
     18.9 Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary, to effectuate the purposes and intent of this Agreement.
     18.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall be deemed to constitute one and the same agreement.
     18.11 Exhibits, Attachments and Schedules. All references in the Agreement to Exhibits, Attachments and Schedules shall be deemed to be references to the Exhibits, Attachments and Schedules attached hereto as the same may be amended and supplemented pursuant to the terms of this Agreement or otherwise by mutual written agreement of the Parties.
     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first hereinabove written.
BAMAGAS Company

By:	/s/ I.J. Berthelot II
Name: I.J. Berthelot II
Title: Vice President

CALPINE ENERGY SERVICES, L.P.
By Its General Partner,
CPN Energy Services GP, Inc.

By:	/s/ Diana Knox
Name: Diana Knox
Title: Sr. Vice President

EXHIBIT 1
Omitted

EXHIBIT 2
GAS QUALITY SPECIFICATIONS
1.	Natural or Artificial Gas:

The gas received or delivered by the Pipeline shall be a combustible gas consisting wholly of, or a mixture of:
(A)	Natural gas of the quality and composition produced in its natural state except that the pipeline may extract or permit the extraction of any of the constituents thereof except methane.

(B)	Gas generated by vaporization of Liquefied Natural Gas (LNG).

(C)	Manufactured, reformed, or mixed gas consisting essentially of hydrocarbons of the quality and character produced by nature in the petroleum, oil and gas fields with physical properties such that when the artificial pipeline gas is commingled with natural gas, the two become indistinguishable.
2.	Total Heating Value:
(A)	No gas delivered hereunder shall have a total heating value at the Point of Receipt either below Nine Hundred Sixty Seven (967) or above one thousand one hundred (1100) Btu per cubic foot of dry gas at a temperature of sixty degrees (60°) Fahrenheit and under a pressure of 14.73 psia.

(B)	The total heating value shall be determined by gas chromatographic analysis using AGA 3-1990 factors or any revision thereof, or by other methods mutually agreed upon by Customer and Pipeline.

(C)	The average total heating value of the gas shall be determined for any billing period by method or methods mutually agreed upon by Customer and Pipeline.
3.	Composition:
(A)	Solids:

The gas shall be commercially free, under continuous gas flow conditions, from objectionable odors, solid matter, dust, gums, and gum-forming constituents which might interfere with its merchantability or cause injury to or interference with proper operations of the pipelines, compressor stations, meters, regulators or other appliances through which it flows.

(B)	Oxygen:

The gas shall not have an uncombined oxygen content in excess of two-tenths (0.2) of one percent (1%) by volume, and both parties shall make every reasonable effort to keep the gas free from oxygen.

(C)	Carbon Dioxide and Nitrogen:

The gas shall not contain more than four percent (4%) by volume, of a combined total of carbon dioxide and nitrogen; it being understood, however, that the total carbon dioxide content shall not exceed three percent (3%) by volume.

(D)	Liquids:

The gas shall be free of water and hydrocarbons in liquid form at the temperature and pressure at which the gas is received and delivered.

(E)	Hydrogen Sulfide:

The gas shall not contain more than one-quarter (0.25) grain (4 ppm) of hydrogen sulfide per one-hundred (100) cubic feet.

(F)	Total Sulphur:

The gas shall not contain more than ten (10) grains of total sulphur, excluding any mercaptan sulphur, per one-hundred (100) cubic feet.

(G)	Temperature:

The gas shall not have a temperature of more than one-hundred twenty degrees (120°) Fahrenheit.

(H)	Water Vapor:

The gas shall not contain in excess of seven (7) pounds of water vapor per million cubic feet.

(I)	Liquefiable Hydrocarbons:

The gas shall not contain more than two-tenths (0.2) gallon per thousand cubic feet, of those certain liquefiable hydrocarbons commonly referred to as natural gasoline, as determined by gas chromatographic analysis.

(J)	Microbiological Agents:

The gas shall not contain, either in the gas or in any liquids with the gas, any microbiological organism, active bacteria or bacterial agent capable of contributing to or causing corrosion and/or operational and/or other problems.

Microbiological organisms, bacteria or bacterial agents include, but are not limited to, sulfate reducing bacteria (SRB) and acid producing bacteria (APB). Tests for bacteria or bacterial agents shall be conducted on samples taken from the meter run or the appurtenant piping using American Petroleum Institute (API) test method API-RP38 or any other test method acceptable to Pipeline and Customer which is currently available or may become available at any time.
This Exhibit may be amended from time to time by mutual consent of the parties, such consent not to be unreasonably withheld to conform to stricter requirements imposed by either the upstream suppliers or transporters at the point(s) of receipt.

EXHIBIT 3
POINTS OF RECEIPT/DELIVERY
Points of Receipt
The proposed interconnection between the BAMAGAS Pipeline and Tennessee Gas Pipeline Company located in or near Section 2, Township 4 South, Range 13 West, of Colbert County, Alabama.
The proposed interconnection between the BAMAGAS Pipeline and Texas Eastern Transmission Company located in or near Section 8, Township 4 South, Range 12 West, of Colbert County, Alabama.
The proposed interconnection between the BAMAGAS Pipeline and Midcoast Interstate Transmission Company located at a mutually agreeable location in Morgan County, Alabama.
Points of Delivery
The proposed interconnection between the BAMAGAS Pipeline and Morgan Energy Center located either in or near Section 4, Township 5 South, Range 5 West or Section 11, Township 5 South, Range 5 West, of Morgan County, Alabama (as designated pursuant to the Natural Gas Pipeline Transportation Agreement). More specifically, near the corner of 10th Street and Red Hat Road.

EXHIBIT 4
PIPELINE TERMINATION VALUE

YEAR OF
TERMINATION OF
CONSTRUCTION AND
TRANSPORTATION	TERMINATION VALUE MORGAN
AGREEMENT	ENERGY CENTER
1	$33,500,000
2	$32,755,556
3	$32,011,111
4	$31,266,667
5	$30,522,222
6	$29,777,778
7	$29,033,333
8	$28,288,889
9	$27,544,444
10	$26,800,000
11	$26,055,556
12	$25,311,111
13	$24,566,667
14	$23,822,222
15	$23,077,778
16	$22,333,333
17	$21,588,889
18	$20,844,444
19	$20,100,000
20	$19,355,556
21	$18,611,111
22	$17,866,667
23	$17,122,222
24	$16,377,778
25	$15,633,333
26	$14,888,889
27	$14,144,444
28	$13,400,000
29	$12,655,556
30	$11,911,111
31	$11,166,667
32	$10,422,222
33	$9,677,778
34	$8,933,333
35	$8,188,889
36	$7,444,444
37	$6,700,000
38	$5,955,556
39	$5,211,111
40	$4,466,667
41	$3,722,222
42	$2,977,778
43	$2,233,333
44	$1,488,889
45	$744,444
Year 1 begins on the “First Delivery Date” and ends 364 days later (365 days if February of that year contains 29 days).
Year 2, (and/or subsequent years(s)) begin on the ending date of year 1 (and/or subsequent years(s)) and ends 364 days later (365 days later if February of that year contains 29 days).

EXHIBIT 5
GUARANTY
     This GUARANTY dated as of June 28, 2000, is made by Enbridge (U.S.), Inc. (“Enbridge”), a _______ corporation for the benefit of Calpine Energy Services, L.P. (“CES”)
     WHEREAS, BAMAGAS Company (“BAMAGAS”), a Delaware corporation, and CES , a Delaware limited partnership have entered into that certain “Natural Gas Pipeline Construction Agreement” dated as of June 28, 2000 and that certain Natural Gas Pipeline Construction and Transportation Agreements of even date (collectively “Agreements”);
     WHEREAS, pursuant to Section 18.1 of the Agreements, BAMAGAS agreed to furnish CES an absolute, unconditional guaranty from Enbridge to CES of BAMAGAS’s payment obligations to CES under the Agreements;
     NOW, THEREFORE, in consideration of the foregoing and for good and sufficient consideration in hand received by Enbridge, Enbridge agrees as follows:
     1. Guaranty. Enbridge irrevocably and unconditionally guarantees to CES the prompt and complete payment when due, by acceleration or otherwise, of all amounts payable or becoming payable by BAMAGAS to CES and the payment of all present and future liabilities of all kinds of BAMAGAS to CES under or pursuant to the Agreements, including, without limitation, damages suffered by CES by reason of BAMAGAS’ breach of any of its representations, warranties, indemnities, covenants and other obligations to CES under the Agreement and any amendments thereto (collectively the “Obligations”) . This is a guaranty of payment and not of collection. If BAMAGAS fails to pay or perform any of the Obligations, for any reason, Enbridge will pay or cause to be paid such Obligations directly for CES’ benefit promptly upon CES’ demand therefor and without CES having to make prior demand on BAMAGAS. This Guaranty is a primary obligation of Enbridge and all payments hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise, except to the extent of any defenses to payment or performance which BAMAGAS may have under the Agreement. Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or reinstated, as the case may be, if at any time payment of the Obligations, or any part thereof, is rescinded or must otherwise be returned by CES upon the insolvency, bankruptcy or reorganization of BAMAGAS or otherwise, all as though the payment of such Obligations had not been made.
     2. Enbridge’s Obligations. Subject to paragraph 3 below, Enbridge’s obligations under this Guaranty are absolute and unconditional, shall remain in force until all Obligations have been paid and performed and shall not be released or discharged for any reason whatsoever prior to such payment and performance, including without limitation:
     (i) the extension of time for payment or performance of any Obligation or the amendment, extension or renewal of the Agreements or any Obligation, except that any such extension, amendment or renewal shall not enlarge Enbridge’s obligations under this Guaranty and Enbridge shall have the benefit of any such extension, amendment or renewal to the same extent as BAMAGAS (e.g., if BAMAGAS’ time for payment of an Obligation has been extended, Enbridge shall have no obligation under this Guaranty to make payment of such Obligation until such time as BAMAGAS is required under the extension to make payment);
          (ii) any delay or failure by CES to enforce or exercise any right or remedy under the Agreement, or waiver by CES of any such right or remedy;
          (iii) the release or discharge of BAMAGAS from the performance or observance of any Obligations by operation of law or otherwise, but only if and to the extent BAMAGAS would otherwise have incurred such Obligations in the absence of such release or discharge;
          (iv) any transfer, assignment or mortgaging by CES of any interest in the Agreements or this Guaranty;

          (v) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, or the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting BAMAGAS, or the disaffirmance of the Agreements in any such proceeding; or
          (vi) any merger, consolidation or other reorganization to which BAMAGAS, Enbridge or any related entity is a party, or any direct or indirect sale or disposition of Enbridge’s or Enbridge’s assets or Enbridge’s direct or indirect ownership interest in CES.
     Furthermore, Enbridge’s obligations under this Guaranty to CES shall not be limited or impaired in any respect by reason of CES having recourse only to certain assets of BAMAGAS in connection with BAMAGAS’ obligations to CES under the Agreement.
     3. Assignment. Enbridge may not assign this Guaranty or its obligations thereunder except as expressly provided in Section 13.1 of the Agreements.
     4. Waivers by Enbridge. Enbridge waives notice of the acceptance of this Guaranty, demand or presentment for payment to BAMAGAS or the making of any protest, notice of the amount of the Obligations outstanding at any time, notice of nonpayment or failure to perform on the part of BAMAGAS, notice of any amendment, modification or waiver of or under the Agreements, and all other notices or demands not specifically required hereunder.
     5. Representations and Warranties. Enbridge hereby represents and warrants that (i) it has all necessary and appropriate powers and authority to execute and perform under this Guaranty, (ii) that such Guaranty constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting enforcement of creditors’ rights in general and general principles of equity), and (iii) it expects to derive benefits from each and every extension of credit to BAMAGAS.
     6. Miscellaneous. No provision of this Guaranty may be amended or waived except by a written instrument executed by Enbridge and CES. This Guaranty shall not be deemed to benefit any person except BAMAGAS and CES. This Guaranty shall inure to the benefit of CES and its successors and assigns. This Guaranty shall be governed by the laws of the State of Texas (excluding any choice of laws rules which would require the application of the law of another jurisdiction).
     7. Attorneys’ Fees. Enbridge agrees to pay all attorneys’ fees, court costs and other expenses of collection paid or incurred by CES in enforcing Enbridge’s obligations to CES under this Agreement.
     IN WITNESS WHEREOF, Enbridge has executed this Guaranty as of the date first above written.

ENBRIDGE (U.S.) INC.

By:
Name:
Title:
Date:

EXHIBIT 6
GUARANTY
     This GUARANTY dated as of June 28, 2000, is made by Calpine Corporation (“Calpine”), a Delaware corporation for the benefit of BAMAGAS Company (“BAMAGAS”).
     WHEREAS, BAMAGAS, a Delaware corporation, Calpine Energy Services, L.P. (“CES”), a Delaware limited partnership, have entered into that certain “Natural Gas Pipeline Transportation Agreement” dated as of June 28, 2000, and that certain Natural Gas Pipeline Construction and Transportation Agreement of even date (collectively “Agreements”);
     WHEREAS, pursuant to Section 18.1 of the Agreements, CES agreed to furnish BAMAGAS an absolute, unconditional guaranty from Calpine to BAMAGAS of CES’ payment obligations to BAMAGAS under the Agreements;
     NOW, THEREFORE, in consideration of the foregoing and for good and sufficient consideration in hand received by Calpine, Calpine agrees as follows:
     1. Guaranty. Calpine irrevocably and unconditionally guarantees to BAMAGAS the prompt and complete payment when due, by acceleration or otherwise, of all amounts payable or becoming payable by CES to BAMAGAS and the payment of all present and future liabilities of all kinds of CES to BAMAGAS under or pursuant to the Agreement, including, without limitation, damages suffered by BAMAGAS by reason of CES’ breach of any of its representations, warranties, indemnities, covenants and other obligations to BAMAGAS under the Agreement and any amendments thereto (collectively the “Obligations”) . This is a guaranty of payment and not of collection. If CES fails to pay or perform any of the Obligations, for any reason, Calpine will pay or cause to be paid such Obligations directly for BAMAGAS’ benefit promptly upon BAMAGAS’ demand therefor and without BAMAGAS having to make prior demand on CES. This Guaranty is a primary obligation of Calpine and all payments hereunder shall be made without reduction, whether by offset, payment in escrow, or otherwise, except to the extent of any defenses to payment or performance which CES may have under the Agreement. Notwithstanding anything to the contrary herein, this Guaranty shall continue to be effective or reinstated, as the case may be, if at any time payment of the Obligations, or any part thereof, is rescinded or must otherwise be returned by BAMAGAS upon the insolvency, bankruptcy or reorganization of CES or otherwise, all as though the payment of such Obligations had not been made.
     2. Calpine’s Obligations. Subject to paragraph 3 below, Calpine’s obligations under this Guaranty are absolute and unconditional, shall remain in force until all Obligations have been paid and performed and shall not be released or discharged for any reason whatsoever prior to such payment and performance, including without limitation:
     (i) the extension of time for payment or performance of any Obligation or the amendment, extension or renewal of the Agreements or any Obligation, except that any such extension, amendment or renewal shall not enlarge Calpine’s obligations under this Guaranty and Calpine shall have the benefit of any such extension, amendment or renewal to the same extent as CES (e.g., if CES’ time for payment of an Obligation has been extended, Calpine shall have no obligation under this Guaranty to make payment of such Obligation until such time as CES is required under the extension to make payment);
     (ii) any delay or failure by BAMAGAS to enforce or exercise any right or remedy under the Agreement, or waiver by BAMAGAS of any such right or remedy;
     (iii) the release or discharge of CES from the performance or observance of any Obligations by operation of law or otherwise, but only if and to the extent CES would otherwise have incurred such Obligations in the absence of such release or discharge;
     (iv) any transfer, assignment or mortgaging by BAMAGAS of any interest in the Agreements or this Guaranty;

     (v) the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets and liabilities, or the voluntary or involuntary receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization or other similar proceeding affecting CES, or the disaffirmance of the Agreements in any such proceeding; or
     (vi) any merger, consolidation or other reorganization to which CES, Calpine or any related entity is a party, or any direct or indirect sale or disposition of Calpine’s or CES’s assets or Calpine’s direct or indirect ownership interest in CES.
     Furthermore, Calpine’s obligations under this Guaranty to BAMAGAS shall not be limited or impaired in any respect by reason of BAMAGAS having recourse only to certain assets of CES in connection with CES’ obligations to BAMAGAS under the Agreement.
     3. Assignment. Calpine may not assign this Guaranty or its obligations thereunder except as expressly provided in Section 13.1 of the Agreements.
     4. Waivers by Calpine. Calpine waives notice of the acceptance of this Guaranty, demand or presentment for payment to CES or the making of any protest, notice of the amount of the Obligations outstanding at any time, notice of nonpayment or failure to perform on the part of CES, notice of any amendment, modification or waiver of or under the Agreement, and all other notices or demands not specifically required hereunder.
     5. Representations and Warranties. Calpine hereby represents and warrants that (i) it has all necessary and appropriate powers and authority to execute and perform under this Guaranty, (ii) that such Guaranty constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting enforcement of creditors’ rights in general and general principles of equity), and (iii) it expects to derive benefits from each and every extension of credit to CES or CES.
     6. Miscellaneous. No provision of this Guaranty may be amended or waived except by a written instrument executed by Calpine and BAMAGAS. This Guaranty shall not be deemed to benefit any person except CES and BAMAGAS. This Guaranty shall inure to the benefit of BAMAGAS and its successors and assigns. This Guaranty shall be governed by the laws of the State of Texas (excluding any choice of laws rules which would require the application of the law of another jurisdiction).
     7. Attorneys’ Fees. Calpine agrees to pay all attorneys’ fees, court costs and other expenses of collection paid or incurred by BAMAGAS in enforcing Calpine’s obligations to BAMAGAS under this Agreement.
     IN WITNESS WHEREOF, Calpine has executed this Guaranty as of the date first above written.

CALPINE CORPORATION

By:
Name:
Title:
Date:

EXHIBIT 7
PROPERTY RIGHTS ASSIGNABLE TO BAMAGAS
None. CES will supplement this Exhibit over the term of the Agreement upon acquisition or assignment of any property rights.

EXHIBIT 8
OPERATIONAL BALANCING AGREEMENT
BETWEEN
BAMAGAS COMPANY

AND
CALPINE ENERGY SERVICES, L.P.
     This Operational Balancing Agreement (this “Agreement”) is entered into as of the ________________ between BAMAGAS Company a Delaware corporation (“BAMAGAS”), and Calpine Energy Services, L.P. a Delaware limited partnership (“CES”) (individually a “Party” or collectively “Parties”).
     WHEREAS, BAMAGAS CES entered into that certain Natural Gas Pipeline Transportation Agreement dated June 28, 2000, (“Transportation Agreement”), under which BAMAGAS will construct, own, operate and maintain a new intrastate pipeline and related facilities (whether existing or new) in the State of Alabama (“Pipeline”) and will transport on a firm basis on the Pipeline, certain quantities of natural gas (“Gas”) to the Morgan Energy Center (as said term is defined in the Transportation Agreement);
     WHEREAS, the Pipeline interconnects at the Interconnection Point(s) specified on Attachment 2 attached hereto;
     WHEREAS, pursuant to the Natural Gas Pipeline Transportation Agreement CES, will cause Gas to be delivered to BAMAGAS at the Interconnection Point(s) for transportation and redelivery by BAMAGAS at the Morgan Energy Center;
     WHEREAS, from time to time, the quantities of Gas actually delivered to BAMAGAS at the Interconnection Point(s) will be either greater than or less than the quantities of Gas nominated, confirmed and scheduled by the Parties, resulting in inadvertent over - or underdeliveries of CES’ scheduled quantities;
     WHEREAS, the Parties desire to provide for the elimination of such over - and under - deliveries by adjusting deliveries and receipts of Gas at the Interconnection Point(s);
     NOW, THEREFORE the Parties agree that such over - or underdeliveries of Gas at the Interconnection Point(s) shall be eliminated in the following manner:
ARTICLE I
CORRECTION OF OPERATIONAL IMBALANCES
1.1	Operational Imbalance(s) - The Parties intend that the MMBtu of Gas actually delivered and received each day at each Interconnection Point will equal the confirmed scheduled nominations of the Parties to be delivered or received therefrom. Any variance between the actual physical flow of Gas at an Interconnection Point each day and the confirmed scheduled nominations of receipts and deliveries for that Interconnection Point for such day is an “Operational Imbalance”, which Operational Imbalance is the responsibility of the Parties to eliminate pursuant to this Agreement.

1.2	Corrections During the Month - BAMAGAS shall provide to CES on a daily basis electronically or in writing the estimated daily metered Gas quantities, or actual daily metered Gas quantities, if applicable, for purposes of adjustments to determine the estimated or actual Operational Imbalance at each Interconnection Point, as applicable. BAMAGAS shall also make available to CES the monthly Operational Imbalance at each delivery or receipt meter. Subject to CES’ available capacity on the Pipeline (CES’ available capacity being the difference between actual deliveries for the account of CES and the Firm Transportation Quantity as said term is defined in the Natural Gas Pipeline Transportation Agreement), CES may correct the Operational Imbalance in kind by nominating make up Gas quantities on any day during the same month in which the Operational Imbalance occurs in accordance with BAMAGAS’ nomination deadline procedures.

1.3	Corrections in Subsequent Periods — The cumulative Operational Imbalance at each Interconnection Point each month will be determined and communicated by BAMAGAS to CES electronically or in writing as soon as possible, but no later than the first business day after the last day of each month. To the extent that BAMAGAS has the right to balance in kind pursuant to the respective operational balancing agreements it enters into with CES’ upstream suppliers or transporters, as identified on Exhibit 3 to the Natural Gas Pipeline Transportation Agreement (collectively, the “BAMAGAS Balancing Agreements”), CES shall have the right to balance in kind the cumulative Operational Imbalance(s) during the month subsequent to the month in which the Operational Imbalance(s) were created (“Subsequent Month”) by nominating additional Gas quantities in accordance with the procedures of the applicable BAMAGAS Balancing Agreements. To the extent BAMAGAS does not have the right to balance in kind under any of the BAMAGAS Balancing Agreements any or all of the cumulative Operational Imbalance at each Interconnection Point during any given month or, if BAMAGAS has such right but CES fails to correct the monthly Operational Imbalance on or before the last day of the Subsequent Month, then BAMAGAS shall be entitled to cash out the remaining Operational Imbalance quantities for the same price and on the same terms and provisions as provided in the applicable BAMAGAS Balancing Agreements; it being the express intent of the Parties that BAMAGAS shall at all times be kept whole by CES and CES with respect to any differences in the price or method of balancing Operational Imbalances at each Interconnection Point each month between this Agreement and the applicable BAMAGAS Balancing Agreement(s) then in effect. Measurement of Gas under this Agreement shall be made in accordance with the applicable provisions in the FERC Gas Tariffs of the interstate pipelines interconnecting with BAMAGAS at the respective Interconnection Point(s).

1.4	BAMAGAS shall endeavor to negotiate the terms and provisions of the BAMAGAS Balancing Agreements so that balancing may be had by BAMAGAS in kind during the month subsequent to the month in which the imbalances were created; however, if BAMAGAS is unable to negotiate such terms and provisions, but CES is able to do so, then BAMAGAS, at its election, may utilize those operation balancing agreement(s) of CES with CES’ upstream suppliers or transporters containing such provisions.

1.5	In the event that a capacity constraint occurs on BAMAGAS’ Pipeline which results in curtailment of Gas quantities at an Interconnection Point, BAMAGAS shall determine the reallocation of Gas quantities to shippers on the Pipeline in accordance with Section 2.8 of the Transportation Agreement.

ARTICLE II
TERM
Duration of Agreement - This Agreement shall be effective from the date hereof and shall remain in effect until such time as the Natural Gas Pipeline Transportation Agreement between BAMAGAS and CES terminates.
ARTICLE III
MISCELLANEOUS
3.1	Disputes - If a dispute arise as a result of the provisions of this Agreement, the Parties will enter into good faith negotiations to resolve the dispute and amend this Agreement, if appropriate. If the Parties are unable to resolve such problems as a result of such negotiations the dispute shall be submitted to arbitration in accordance with Article XVII of the Transportation Agreement.

3.2	Governing Bodies - This Agreement shall be subject to all applicable laws, Federal or State and to all applicable rules and regulations of any duly authorized Federal, State or other government agency having jurisdiction over the transactions described herein. The interpretation and performance of this Agreement shall be in accordance with and controlled by the laws of the State of Texas, without regard to principles of conflicts of law.

3.3	Waivers - No waiver by either Party of any one or more defaults by the other in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different character.

3.4	Notices - Any notice under this Agreement shall be in writing and mailed to the post office address of the party intended to receive the same, as follows:
NOTICES:
BAMAGAS Company
1100 Louisiana, Suite 2900
Houston, Texas 77002
Attn: President
Tel.: (713) 650-8900
Fax: (713) 653-6711
Calpine Energy Services, L.P.
700 Louisiana, Suite 2700
Houston, Texas 77002
Attention: Jeff Rawls, Vice President – Producer
Services
Tel.: (713) 830-8636
Fax: (713) 830-8712
With regard to operational matters, the Parties shall have the right to designate different personnel or locations to receive notices.

3.5	Conflicts - If there is any conflict or discrepancy between this Agreement and a BAMAGAS Balancing Agreement with regard to allocations at any Interconnection Point, the terms of the applicable BAMAGAS Balancing Agreement shall govern and control.

The Parties’ signature below will evidence their agreement to this Operational Balancing Agreement.

BAMAGAS COMPANY

By:

Title:

Date:

CALPINE ENERGY SERVICES, L.P.

By:

Title:

Date:

ATTACHMENT 2
BAMAGAS COMPANY
AND
CALPINE ENERGY SERVICES, L.P.
Interconnection Point(s) between                                          and                                  .
Meter Name(s)

EXHIBIT 9
USE RESTRICTIONS
     The Pipeline and the BAMAGAS Lateral(s), including, without limitation, the rights-of-way and easements pertaining thereto, which may be acquired by CES, its successors or assigns, pursuant to the exercise of CES’ purchase rights under Section 13.2 of the Natural Gas Transportation Agreement to which this Exhibit 9 is attached and made a part thereof (the “Agreement”), shall be assigned and conveyed to CES, its successors or assigns, limited to the following uses (the “Use Restrictions”), and CES represents, warrants and covenants, on behalf of itself and its successors and assigns, to BAMAGAS, Enbridge (in consideration for Enbridge’s guaranty of the performance of BAMAGAS’ obligations to CES under this Agreement), and the Affiliates of both of them, that the Pipeline and the BAMAGAS Lateral(s), including, without limitation, the rights-of-way and easements pertaining thereto, shall not be utilized in violation of the Use Restrictions, to-wit: for the transportation of Gas to the Morgan Energy Center and to any other parties except for transportation to then existing shippers or Gas end users with which the Affiliated Transportation Parties have entered into either transportation service agreements on the Pipeline and/or the BAMAGAS Lateral(s) or Gas sales agreements utilizing transportation service, in whole or in part, on the Pipeline and/or the BAMAGAS Lateral(s), until such time as the transportation rights of the Affiliated Transportation Parties on the Pipeline and the BAMAGAS Lateral(s) expire, as set forth in Exhibit 11 of this Agreement. The foregoing notwithstanding, if (i) CES exercises its step in rights under Section 2.3 of the Natural Gas Pipeline Construction and Transportation Agreement and completes construction of the Pipeline and the BAMAGAS Lateral(s), and/or (ii) BAMAGAS elects not to reimburse CES for the expenses incurred by CES in the exercise of its step in rights under Section 2.3 of the Natural Gas Pipeline Construction and Transportation Agreement and elects not to complete the construction of the Pipeline and the BAMAGAS Lateral(s), and/or (iii) an Event of Default occurs under Section 12.1 under the Natural Gas Pipeline Construction and Transportation Agreement (b) and CES, it successors or assigns exercise their purchase rights under Section 13.2 of the Agreement, and/or (iv) CES, its successors or assigns, exercise their right of first refusal under Section 13.2 of the Agreement, then in any such event CES, its successors or assigns, shall not be subject to any Use Restrictions and have the right to use the Pipeline, the BAMAGAS Lateral(s) and associated rights of way and easements for any purpose.
     The foregoing covenants of CES shall be deemed covenants running with the Pipeline and BAMAGAS Lateral(s), including, without limitation, the rights-of-way and easements pertaining thereto, and shall be binding upon each subsequent owner of the Pipeline and/or the BAMAGAS Lateral(s), or any interest therein. Any entity which shall succeed by purchase, merger or consolidation to CES, or CES’ rights under the Agreement, shall be bound by the foregoing representations, warranties and covenants of CES.

EXHIBIT 10
HYDRAULIC MODEL
Part I — Pipeline Flow Schematic for Decatur Energy Center (“DEC”) only.
Part II — Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.
Part III — Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.
Part IV — Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.
Part V — Receipt and Delivery Volumes and Timing for Part II, Part III, and Part IV.
Part VI — Pipeline Flow Schematic for DEC1 and Morgan Energy Center (“MEC”).
Part VII — Receipt and Delivery Pressures vs. Volumes Trend Plot for DEC and MEC.
Part VIII — Receipt and Delivery Pressures vs. Volume Trend Plot for DEC and MEC.
Part IX — Receipt and Delivery Pressures vs. Volume Trend Plot for DEC and MEC.
Part X — Receipt and Delivery Volumes and Timing for Part VI, Part VII, and Part VIII.
The model that was used is a transient gas network analysis package developed by LICENERGY, Inc. (LIC). This company is now a part of ENERGY SOLUTIONS INTERNATIONAL. This software is capable of performing two types of simulations — steady state and transient. The present version of the software is called Pipeline Studio Version 2.0, capable of running in Windows 95, 98, NT and also Windows 2000.

Exhibit 11 - Part I
Pipeline Flow Schematic for Decatur Energy Center (“DEC”) Only.

Exhibit 11 - Part II
Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.

Exhibit 11 - Part III
Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.

Exhibit 11 - Part IV
Receipt and Delivery Pressures vs. Volume Trend Plot for DEC only.

EXHIBIT 11 - PART V

Decator Energy Center
COLEBROOK-675PSIG/500PSIG - 20' P/L
RECIEPT VOLUMES VS DELIVERY VOLUMES USED IN
EXHIBIT 11 PART II. III. & IV

Device Type	EXHIBIT 11 PART II		EXHIBIT 11 PART III		EXHIBIT 11 PART IV
Name	Supply	Delivery	Supply	Delivery	Supply	Delivery
Setpoint	Tenn Barton	Solutia	Tenn Barton	Solutia	Tenn Barton	Solutia
Units	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum
Initial	MMCFD	MMCFD	MMCFD	MMCFD	MMCFD	MMCFD
Flow Hour	138	138	120	31	138	138
1	138	138	45	31	138	0
2	138	138	45	31	138	0
3	138	138	45	31	138	0
4	138	138	45	31	138	0
5	138	138	45	31	138	0
6	138	138	45	31	138	0
7	138	138	75	100	138	138
8	138	138	110	124	138	138
9	138	138	118	124	138	138
10	138	138	118	124	138	138
11	138	138	118	124	138	138
12	138	138	118	124	138	138
13	138	138	118	124	138	138
14	138	138	118	124	138	138
15	138	138	118	124	138	138
16	138	138	118	124	138	138
17	138	138	118	124	138	138
18	138	138	118	124	138	138
19	138	138	118	124	138	138
20	138	138	88	100	138	138
21	138	138	60	75	138	138
22	138	138	45	31	138	138
23	138	138	45	31	138	138
24	138	138	45	31	138	138
25	138	138	45	31	138	138
26	138	138	45	31	138	138
27	138	138	45	31	138	138
28	138	138	45	31	138	138
29	138	138	45	31	138	138
30	138	138	45	31	138	138
31	138	138	75	100	138	138
32	138	138	118	124	138	138
33	138	138	118	124	138	138
34	138	138	118	124	138	138
35	138	138	118	124	138	138
36	138	138	118	124	138	138
37	138	138	118	124	138	0
38	138	138	118	124	138	0
39	138	138	118	124	138	0
40	138	138	118	124	138	0
41	138	138	118	124	138	0
42	138	138	118	124	138	0
43	138	138	118	124	138	0
44	138	138	88	100	138	0
45	138	138	60	75	138	138
46	138	138	45	31	138	138
47	138	138	45	31	138	138
48	138	138	45	31	138	138
49	138	138	45	31	138	138
50	138	138	45	31	138	138
51	138	138	45	31	138	138
52	138	138	45	31	138	138
53	138	138	45	31	138	138
54	138	138	45	31	138	138
55	138	138	75	100	138	138
56	138	138	118	124	138	138
57	138	138	118	124	138	138
58	138	138	118	124	138	138
59	138	138	118	124	138	138
60	138	138	118	124	138	138

Exhibit 11 - Part VI
Pipeline Flow Schematic for DEC and MEC

Part VII
Receipt and Delivery Pressures vs. Volumes Trend Plot for DEC and MEC

Exhibit 11 - Part VIII
Receipt and Delivery Pressures vs. Volume Trend Plot for DEC and MEC

Exhibit 11 - Part IX
Receipt and Delivery Pressures vs. Volume Trend Plot for DEC and MEC

EXHIBIT 11 - PART X
Decatur Energy Center & Morgan ENERGY Center
COLEBROOK-675PSIG/500PSIG — 26" P/L
RECIEPT VOLUMES VS DELIVERY VOLUMES USED IN EXHIBIT 11 PART VII. VIII. & IX

	EXHIBIT 11 PART VII		EXHIBIT 11 PART VIII		EXHIBIT 11 PART IX

Device Type
Name	Supply	Delivery	Supply	Delivery	Supply	Delivery	Delivery
Setpoint	Tenn Barton	Solutia	Tenn Barton	Solutia	Tenn Barton	Solutia	Amoco
Units	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum	Flow Maximum
Initial	MMCFD	MMCFD	MMCFD	MMCFD	MMCFD	MMCFD	MMCFD
Flow Hour	276	276	240	62	278	140	138
1	276	276	90	62	278	0	0
2	276	276	90	62	278	0	0
3	276	276	90	62	278	0	0
4	276	276	90	62	278	0	0
5	276	276	90	92	278	0	0
6	276	276	90	62	278	0	0
7	276	276	236	200	278	140	138
8	276	276	236	248	278	140	138
9	276	276	236	248	278	140	138
10	276	276	236	248	278	140	138
11	276	276	236	248	278	140	138
12	276	276	236	248	278	140	138
13	276	276	236	248	278	140	138
14	276	276	236	248	278	140	138
15	276	276	236	248	278	140	138
16	276	276	236	248	278	140	138
17	276	276	236	248	278	140	138
18	276	276	236	248	278	140	138
19	276	276	236	248	278	140	138
20	276	276	175	200	278	140	138
21	276	276	150	150	278	140	138
22	276	276	90	62	278	140	138
23	276	276	90	62	278	140	138
24	276	276	90	62	278	140	138
25	276	276	90	62	278	140	138
26	276	276	90	62	278	140	138
27	276	276	90	62	278	140	138
28	276	276	90	62	278	140	138
29	276	276	90	62	278	140	138
30	276	276	90	62	278	140	138
31	276	276	200	200	278	140	138
32	276	276	236	248	278	140	138
33	276	276	236	248	278	140	138
34	276	276	236	248	278	140	138
35	276	276	236	248	278	140	138
36	276	276	236	248	278	140	138
37	276	276	236	248	278	0	0
38	276	276	236	248	278	0	0
39	276	276	236	248	278	0	0
40	276	276	236	248	278	0	0
41	276	276	236	248	278	0	0
42	276	276	236	248	278	0	0
43	276	276	236	248	278	0	0
44	276	276	175	200	278	0	0
45	276	276	150	150	278	140	138
46	276	276	90	62	278	140	138
47	276	276	90	62	278	140	138
48	276	276	90	62	278	140	138
49	276	276	90	62	278	140	138
50	276	276	90	62	278	140	138
51	276	276	90	62	278	140	138
52	276	276	90	62	278	140	138
53	276	276	90	62	278	140	138
54	276	276	90	62	278	140	138
55	276	276	200	200	278	140	138
56	276	276	236	248	278	140	138
57	276	276	236	248	278	140	138
58	276	276	236	248	278	140	138
59	276	276	236	248	278	140	138
60	276	276	236	248	278	140	138

EXHIBIT 11

TRANSPORTATION RIGHTS
     Following any acquisition of the Pipeline and/or the BAMAGAS Lateral(s) by CES, its successors or assigns, pursuant to any of the provisions of the Natural Gas Pipeline Transportation Agreement to which this Exhibit 11 is attached and made a part thereof, BAMAGAS and the marketing Affiliates of both BAMAGAS and Enbridge (collectively, the “Affiliated Transportation Parties”) shall have the right to transport on the Pipeline and the BAMAGAS Lateral(s), on a firm basis as to all pipeline capacity in excess of the Firm Transportation Quantity, Gas quantities under transportation agreements then in effect between (i) BAMAGAS and any of the other Affiliated Transportation Parties, (ii) BAMAGAS and any third parties, and (iii) any of the Affiliated Transportation Parties and any third parties, for and during the term of each such agreement, not to exceed, however, the lesser of a period of ten (10) years from the date of acquisition of the Pipeline and the BAMAGAS Lateral(s) by CES or a period of five (5) years following the expiration of the Initial Term, if acquired during the Initial Term, or a period of five (5) years from the date of acquisition of the Pipeline and the BAMAGAS Lateral(s) by CES, if acquired during any Renewal Term. BAMAGAS, its successors and assigns, shall pay CES, its successors and assigns, for such transportation a prorata percentage of the operation and maintenance expenses related to the operation of the Pipeline and the BAMAGAS Lateral(s) based upon the annual Gas throughput of the Affiliated Transportation Parties as compared to the total annual Gas throughput of all parties shipping on the Pipeline and the BAMAGAS Lateral(s).